 As filed with the Securities and Exchange Commission on November 30, 1999
                                                      Registration No. 333-88499
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 2
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                             D.E. FREY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                --------------

            Delaware                                6211                              84-1122880
 (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
 incorporation or organization)          Clarification Code Number)             Identification Number)

                        1700 Lincoln Street, Suite 2200
                             Denver, Colorado 80203
                                 (303) 863-4040
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                --------------
                                  DALE E. FREY
                      Chairman and Chief Executive Officer
                             D.E. Frey Group, Inc.
                        1700 Lincoln Street, Suite 2200
                             Denver, Colorado 80203
                                 (303) 863-4040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                SAMUEL E. WING, ESQ.                                  JOHN G. HERBERT, ESQ.
                Jones & Keller, P.C.                                  John G. Herbert, P.C.
             1625 Broadway, Suite 1600                                5740 East Powers Ave.
               Denver, Colorado 80202                           Greenwood Village, Colorado 80111
             Telephone: (303) 573-1600                              Telephone: (303) 378-9596

                                --------------

   Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                  Proposed        Proposed
                                                    Amount        maximum         maximum       Amount of
           Title of each class of                   to be      offering price    aggregate     registration
        securities to be registered               registered   per security(1) offering price      fee
-----------------------------------------------------------------------------------------------------------
Common Stock.................................     2,000,000        $7.00        $14,000,000      $3,892
-----------------------------------------------------------------------------------------------------------
Common Stock(2)..............................       300,000         7.00          2,100,000         584
-----------------------------------------------------------------------------------------------------------
Totals.......................................     2,300,000                     $16,100,000      $4,476*
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.
(2) Represents shares of common stock subject to the underwriters' over-allotment option.
 * Previously paid.
                                --------------
   The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1999

Prospectus

                  [LOGO OF D.E. FREY GROUP, INC. APPEARS HERE]

                                2,000,000 Shares

                             D.E. FREY GROUP, INC.

                                  Common Stock

   We are a full service retail securities brokerage firm. Because this is our initial public offering, there is no public market for our common stock. We intend to apply to have the shares listed on the American Stock Exchange. We anticipate that the public offering price will be between $5 and $7 per share.

   See "Risk Factors" beginning on page 6 to read about risks you should consider before buying shares of our common stock.

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                                               Per
                                                              Share    Total
                                                              -----    -----
   Public offering price.................................... $       $
   Underwriting discount....................................
   Proceeds to us, before expenses..........................

   The underwriters have a 45-day option to purchase up to an additional 300,000 shares to cover any over-allotments. The representative of the underwriters has an option to acquire up to 200,000 shares of our common stock
at $      per share at anytime during a four year period commencing one year from the date of this prospectus.

      NEIDIGER TUCKER BRUNER, INC.

                                            D.E. FREY & COMPANY, INC.


 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


              The date of this prospectus is                , 1999

                              [inside front cover]
                              [PHOTO APPEARS HERE]

OUR VISION

    MERGE convenience of Internet trading with professional services provided by our Investment Professionals

   PROVIDE support mechanisms to Investment Professionals and their clients

  EMPOWER Investment Professionals with complete array of tools and services

 RECRUIT Investment Professionals who are; Entrepreneurial; Experienced; with Established Client base

CULTIVATE trustful long-term relationships by valuing the Investment Professional and Client relationship

                                    SUMMARY

   Because this is a summary, it may not contain all the information you consider important. You should read the entire prospectus carefully to understand this offering, especially the Risk Factors section beginning on page 6 and the financial statements beginning on page F-1.

                            Overview of our Company

   We are a full service retail securities brokerage firm, formed in 1989, operating through 94 independent investment professionals in 38 offices in 18 states. Each of these offices except our home office in Denver, Colorado is a branch office which generally has between one and three independent investment professionals. In addition to our ongoing retail brokerage activities, we have since June 1996 participated as a selling group member in more than 80 underwritten public offerings of securities. We offer customers brokerage services relating to corporate equity and debt securities, U.S. government securities, municipal securities, mutual funds, variable annuity and variable life insurance products, general insurance, portfolio planning and management, cash management services, market information and portfolio tracking and records management.

   We recruit experienced, highly productive investment professionals that generate annual gross commissions in excess of $500,000 by offering them a high commission payout and the independence of owning and operating their own branch office. Generally, each branch office pays substantially all costs associated with establishing and operating the branch in return for a relatively high portion of gross commission revenue, which averages approximately 90% of commission revenue. We provide regulatory, compliance and other support services to our investment professionals. This program allows expansion of our brokerage operations with relatively minimal capital outlay by our firm. Continuing to add experienced highly productive brokers is an integral part of our growth strategy.

   We have experienced significant revenue growth over the past five years. Total revenues have increased from $17.4 million in 1994 to $37.0 million in 1998, a compounded annual growth rate of 21%. Our revenue growth is due to growth in customer assets, number of customer accounts and increases in the number of investment professionals and the commissions they generate. As of September 30, 1999 we had approximately 33,000 active customer accounts with account balances aggregating $3 billion.

   Presently, we provide support to our investment professionals to meet their client's needs and we empower our investment professionals with relevant and timely information to better serve their clients. In addition, recently, we began focusing on other rapidly growing sectors of the securities industry that are related to or dependent on Internet and electronic commerce technology. Among other plans, which are discussed in this prospectus, we intend to utilize an on-line brokerage service being developed by our clearing broker through which individual clients will be able to trade Nasdaq and exchange listed securities and mutual funds.

                         Our Goals and Growth Strategy

   Our goal is to enhance our position as a full service retail brokerage firm and grow by capitalizing on changes occurring in the financial services industry by:

  . continuing our strategy of recruiting and retaining investment professionals who are highly experienced and who have an established client base

  . continuing to emphasize and provide a favorable environment for cultivating and maintaining the long term relationships between our investment professionals and their clients, which we believe is essential to our growth and the success of our overall plans

  . developing on-line Internet securities trading capabilities for our customers, thereby adding new customers and meeting the expectations of our existing customers

  . continuing to emphasize client relationships even with respect to Internet trading accounts by associating a specific investment professional with each account, thereby merging the convenience of Internet based securities trading with the personal relationships provided by our full service investment professionals

  . in connection with the Internet trading capabilities, developing a web site on which we can provide additional financial information, services and products to our clients

  . entering into relationships with financial service and other companies which can be accessed by our customers from our web site, thereby providing additional sources of revenues from such companies

  . in connection with changes in our business and shifts in the securities industry, negotiating new and more advantageous arrangements with the financial services companies with whom we do business, thereby increasing revenues and decreasing expenses

  . continuing to empower our investment professionals and their clients with a complete selection of tools and services necessary to meet their needs, including a full array of market data, trading services, electronic communications and financial products sponsored by third parties, as well as the ability to conduct business in any mode desired, supported with current data, from traditional brokerage operations to electronic and Internet transactions

                                  The Offering

 Common stock offered by us.......  2,000,000

 Common stock to be outstanding
  after the offering(1)...........  6,855,536

 Use of proceeds..................  We estimate that the net proceeds to us from selling our common stock in the
                                    offering, at $5 to $7 per share, will be
                                    approximately $8.4 to $11.9 million. We
                                    expect to use the net proceeds for
                                    regulatory capital, repayment of debt,
                                    expansion of Internet and e-commerce
                                    capabilities, technology development,
                                    marketing, recruitment of investment
                                    professionals and for general corporate
                                    purposes including overhead. See "Use of
                                    Proceeds."

 Proposed Trading Symbol..........  DEF

--------
(1) Based on the number of shares outstanding at September 30, 1999, including 283,922 shares to be issued upon conversion of $1,448,000 of debt, assuming a price per share of $5.10, which is 85% of an assumed public offering price of $6.00 per share, simultaneously with this offering. See "Exchange of Debt." The number of shares does not take into account:

  . shares issuable upon exercise of 941,500 outstanding options and warrants which have a weighted average exercise price of $2.21 per share

  . the underwriters' 45 day over-allotment option to purchase up to 300,000 additional shares

  . up to 200,000 shares which may be issued upon exercise of warrants granted to the representative of the underwriters in this offering; the
     warrants are exercisable at $      per share at any time during a
     four year period commencing one year from the date of this prospectus

   Our executive offices are located at 1700 Lincoln Street, Suite 2200, Denver, Colorado 80203, and our telephone number is (303) 863-4040.

                 Summary Consolidated Financial and Other Data

   You should read the information presented below along with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                       Nine months ended
                                  Year ended December 31,                September 30,
                          -------------------------------------------  ------------------
                           1994     1995     1996     1997     1998      1998      1999
                          -------  -------  -------  -------  -------  --------  --------
                                                                          (unaudited)
                               (in thousands, except per share and other data)
Statements of Operations
 Data:
Revenues:
  Brokerage.............  $15,816  $19,851  $27,097  $31,136  $33,045  $ 24,818  $ 29,283
  Interest and account
   fees.................    1,218    1,535    2,005    2,203    2,880     2,076     2,398
  Other.................      325      475      942    1,350    1,113       924       802
                          -------  -------  -------  -------  -------  --------  --------
  Total revenues........   17,359   21,861   30,044   34,689   37,038    27,818    32,483
                          -------  -------  -------  -------  -------  --------  --------
Expenses:
  Commissions and
   investment advisory,
   clearing and
   execution fees.......   13,448   17,177   23,566   27,513   29,470    22,129    26,347
  Other expenses........    4,158    6,752    7,887    7,329    7,957     5,761     6,894
                          -------  -------  -------  -------  -------  --------  --------
  Total expenses........   17,606   23,929   31,453   34,842   37,427    27,890    33,241
                          -------  -------  -------  -------  -------  --------  --------
Net loss................  $  (247) $(2,068) $(1,409) $  (153) $  (389) $    (72) $   (758)
                          =======  =======  =======  =======  =======  ========  ========
Net loss per common
 share, basic and
 diluted................  $ (0.12) $ (0.86) $ (0.46) $ (0.04) $ (0.09) $  (0.02) $  (0.17)
                          =======  =======  =======  =======  =======  ========  ========
Weighted average common
 shares outstanding
  Basic.................    2,094    2,400    3,052    3,744    4,338     4,298     4,555
                          =======  =======  =======  =======  =======  ========  ========
  Diluted...............    2,094    2,400    3,052    3,744    4,338     4,298     4,555
                          =======  =======  =======  =======  =======  ========  ========
Pro Forma Data:(1)
  Pro forma net loss....                                      $  (234)           $   (642)
                                                              =======            ========
  Pro forma net loss per
   share, basic and
   diluted..............                                      $ (0.05)           $  (0.13)
                                                              =======            ========
  Shares used in
   computing pro forma
   loss per share, basic
   and diluted..........                                        4,622               4,839
                                                              =======            ========

                                                             At September 30,
                                                                   1999
                                           At December 31, ---------------------
                                                1998       Actual   Pro Forma(1)
                                           --------------- -------  ------------
                                                               (unaudited)
Cash and cash equivalents.................     $   733     $   953    $11,178
Working capital...........................         582         510     10,762
Total assets..............................       4,945       5,509     15,560
Notes payable.............................       5,470       6,420      4,972
Total liabilities.........................       8,516       9,486      7,966
Shareholders' equity (deficit)............      (3,571)     (3,977)     7,594

                                             At December 31,           At
                                         ------------------------ September 30,
                                         1994 1995 1996 1997 1998     1999
                                         ---- ---- ---- ---- ---- -------------
Other Data
Number of branches......................  28   23   32   33   36        38
Number of investment professionals......  67   99   99  100   92        94
Recruited during year...................  29   39   18   19   13        14
Terminated or resigned during year......   0    7   18   16   21        12

                                                                        Nine Months
                                    Year Ended December 31,                Ended
                          -------------------------------------------- September 30,
                            1994     1995     1996     1997     1998       1999
                          -------- -------- -------- -------- -------- -------------
Average revenue per
 investment professional
 which includes
 commissions, advisory
 fees and investments...  $236,060 $200,515 $273,707 $311,362 $359,185   $311,521

--------
(1) Pro forma amounts are calculated after giving effect to:

  . the unaudited pro forma adjustments to reflect the issuance of 2,000,000 shares of common stock, which excludes exercise of the underwriters' over-allotment option, at an assumed price of $6.00 per share, the midpoint of the range of initial public offering prices, after deducting our estimated offering expenses and underwriting discounts

  . the concurrent issuance of 283,922 shares of common stock, at a price of $5.10 per share, which is 85% of the assumed public offering price, upon conversion of $1,448,000 of debt; see "Exchange of Debt"

   Pro forma per share amounts are computed by using the weighted average number of shares of common stock outstanding in the relevant period as adjusted to give effect to the issuances of stock in the debt exchange, as if such issuances occurred at the beginning of the periods indicated.

   This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the prospectus generally. When used in this prospectus, the words "anticipate," "believe," "expect," "estimate," "intend" and similar expressions are generally intended to identify forward-looking statements. Our actual results of operations and our financial condition could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

   You should carefully consider the risks described below in considering whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that case, the trading price of our common stock would likely decline and you could lose all or part of your investment in our company.

We have no operating history using our planned business strategies, including electronic commerce, upon which you may evaluate us.

   We have no operating history using our planned business strategies, including electronic commerce, upon which to evaluate the merits of investing in our common stock. Our prospects are subject to the risks, expenses, and uncertainties encountered by many companies today, including traditional operational risks, financial risks and strategic or business-model risks. These business-model risks include the failure

  . to properly recognize and act on patterns of strategic change in our industry

  . to best respond to customer priorities, including expectations as to price and quality

  . to be resource-efficient and obtain profitability

  . to maintain and increase our electronic commerce capabilities and usage

   While these risks can affect any business, they are particularly relevant to companies, like ours, whose future depends on the success of our strategic business model. We may not be successful in addressing these risks, and our business and financial condition could suffer.

We have incurred accumulated losses since our inception and we have a shareholders' deficit.

   As of September 30, 1999, we had cumulative losses of $8.4 million and a shareholders' deficit of $4.0 million. Although our revenue has grown since our inception, there can be no assurance that our revenues will continue at their current level or increase in the future. We have never had a profit for a full fiscal year since our inception in 1989. Moreover, we expect to increase our operating expenses further through our recruiting, sales and marketing, automation of internal functions, compliance and supervision and development of our electronic commerce technology. As a result, it is uncertain when or if we will become profitable on an ongoing basis. If such expenses are not followed by increased revenues, our business, results of operations and financial condition would be negatively impacted.

   Our lack of an operating history in conjunction with our business strategies, including attracting additional, high producing investment professionals and expansion into Internet trading, and the uncertain nature of the securities markets make it difficult or impossible to predict future results of operations. Therefore, our revenue growth should not be taken as an indicator of the rate of revenue growth or the profitability, if any, we can expect in the future.

There are significant costs associated with our proposed network infrastructure expansion and such expansion could cause potential disruptions in service.

   We will need to expand our network infrastructure and client support capabilities in anticipation of an expanded client base and an increase in client services. Such expansion will require us to make significant expenditures to develop our interactive website capabilities for Intranet and Internet features and to hire and train additional service personnel. Such expansion must be completed without system disruptions, slower response times or degradation in speed of order fulfillment and levels of client service. System disruptions, or degradation in the level of client service during this process could harm our business.

The loss of our Chairman or other key employees could severely harm our business.

   Our business is highly dependent on the services of our founder and Chairman, Dale E. Frey, who is 70 years old. We have a $1 million key man life insurance on him, but this does not obviate the risk of the loss of his services. Most aspects of our business are also dependent on skilled individuals. We devote considerable resources to recruiting, training and compensating these individuals. Competition for key personnel in the securities business is intense. From time to time, our investment professionals and employees leave to pursue other opportunities. We cannot assure that losses of key personnel due to such competition, or for other reasons, will not occur in the future.

Our present management team may not be capable of fully implementing our business plan.

   On November 19, 1999, our Senior Vice President of Operations resigned to pursue another business opportunity. He had been designated to play a critical role in implementing our business plan, particularly including overseeing the

  . upgrading of our technology and the automation of our operations

  . introduction and evaluation of our on-line trading and e-commerce activities

   In addition, we will need a full time technology officer to enhance and continually upgrade our technological capabilities.

   We hope to replace our operations officer as soon as possible and we hope to hire our technology officer shortly after conclusion of this offering. Any delays in replacing our operations officer quickly could cause dislocations and problems in our current operations and force us to delay the implementation of many of our business plans.

We must be able to attract and retain high producing investment professionals if we are to grow and become profitable.

   A principal component of our strategy is to increase market penetration by recruiting experienced investment professionals. We cannot assure that these recruiting efforts will be successful or, if successful, that they will enhance our business, results of operations, or financial condition. Investment professionals leave us periodically for various reasons. If a small number of our larger-producing investment professionals were to leave, our business could be critically damaged. We cannot assure that such losses of investment professionals will not occur.

We face adversity if we are insolvent.

   After this offering and conversion of some of our debt, we will have outstanding subordinated notes and senior debt in the aggregate principal amount of approximately $5.0 million, which contain customary default provisions. Also the subordinated notes, which will amount to approximately $3.0 million after conversion, contain provisions allowing acceleration of maturity at the option of the holders in the event we become insolvent and admit our insolvency in writing. In the event it should ever be determined that we are insolvent, then the holders of the subordinated notes may have the right to accelerate the indebtedness and demand immediate payment. If at that time, or at the time of any other default under our debt agreements, we do not have significant cash reserves or other sources of immediate capital, acceleration of our indebtedness would have a material adverse effect on us.

We face many potential problems in the securities business, especially when the markets are volatile.

   The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets. These risks include the risks of:

  . trading losses

  . counterparty failure to meet commitments

  . errors and misconduct

  . litigation

  . customer fraud

  . employee fraud

  . failures in connection with the processing of securities transactions

  . failure of our customers or our investment professionals to meet their commitments

   Our principal business activities are retail securities brokerage, asset management, and related financial services. These businesses are highly competitive and subject to various risks, volatile trading markets, and fluctuations in the volume of market activity. The securities business is directly affected by many broad factors, including:

  . economic and political conditions

  . legislation and regulation affecting the business and financial communities

  . inflation

  . the availability and cost of short-term or long-term funding and capital

  . broad trends in business and finance

  . currency values

  . market conditions

  . interest rate levels and volatility

  . technological changes

  . changes in customer's buying trends

   These and other factors can contribute to lower price levels for securities and illiquid markets. Lower price levels of securities may result in:

  . reduced securities transaction volumes, with a correlative reduction in commission revenues

  . reduced management fees calculated as a percentage of assets managed

  . losses from declines in the market value of securities held for trading and investment

   In low volume periods, profitability levels are further adversely affected because certain of our expenses remain relatively fixed. Sudden sharp declines in securities' market values and the failure of persons and counterparties to perform their obligations can result in illiquid markets. This in turn can make it difficult for us to sell securities. As a result of the varied risks associated with the securities business, which are beyond our control, our commissions and other revenues could be diminished. Revenue reductions and losses resulting from securities ownership could hurt our business. In addition, our revenues and operating results may fluctuate from quarter to quarter and from year to year because of these risks.

We may not be able to keep up with changing trends in the securities business.

   Several current trends are affecting the securities industry, including:

  . increasing consolidation

  . increasing use of technology

  . increasing use of discount and on-line electronic brokerage services

  . greater self reliance by individual investors seeking to eliminate the middleman

  . greater investment in mutual funds, variable annuities and variable life insurance products

  . downward pressure on commission levels

  . a current movement to expand the hours of operations of Nasdaq and national securities exchanges

   These trends could result in our facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of customers and reductions in commission income.

We are confronted with problems if our investment professionals fail to comply with regulatory requirements.

   All of our investment professionals are required by law to be licensed with our subsidiary, a licensed securities broker-dealer. Pursuant to these requirements, the investment professionals are subject to our supervision in the area of compliance with federal and applicable state securities laws, rules and regulations, as well as the rules and regulations of self-regulatory organization such as the NASD and National Futures Association. The violation of any regulatory requirements by us or our investment professionals could jeopardize our broker-dealer license or other licenses and could subject us to liability to customers.

We must be able to contend with the fierce competition that exists in the brokerage industry.

   All aspects of our business are highly competitive. We compete directly with national and regional full service broker-dealers and with discount brokers, on-line brokers, mutual funds, banks, insurance companies, dealers, investment banking firms and investment advisors and others. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than we do. With respect to retail brokerage activities, some regional firms with which we compete have operated in various markets longer than we have and have established long-standing client relationships. In addition, we expect competition from commercial banks to increase because of recent legislative and regulatory initiatives in the United States to remove or relieve restrictions on commercial banks' securities activities. We also compete with others in the financial services industry in recruiting new employees and retaining current employees.

   We expect to face increasing competition from companies offering electronic brokerage services, which is a rapidly developing segment of our industry. These competitors may have lower costs or provide fewer services, and may offer certain customers more attractive pricing or other terms, than we offer. It is imperative that we keep our costs down. However, we may not be able to do so in comparison to firms more technologically adept. In addition, issuers may bypass stockbrokers and other investment professionals and sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities succeed in transacting business without the assistance of financial intermediaries like us, our business could be harmed.

We may not be able to keep up in a cost-effective way with rapid technological change.

   The brokerage business and particularly the on-line financial services industry are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend, in part, on our ability to develop technologies and enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to this changing environment on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may not be able to:

  . effectively use new technologies

  . adapt services and products to evolving industry standards

  . develop, introduce and market new services and products or enhance new services and products

   In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results will be negatively affected.

Operational problems may disrupt our business or limit our growth.

   Our business is highly dependent on information processing and telecommunications systems. We face operational risks arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly booked, evaluated or accounted for. Our business is highly dependent on our ability, the ability of our clearing firm and other firms which execute trades for us, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, both we and our clearing firm rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, the rapidly increasing level of telephone and e-mail activity has at times strained the capacity of our telecommunications system and our customer service staff. An inability of the systems we use to accommodate an increasing volume of transactions and customer activity could also constrain our ability to expand our businesses. We are currently upgrading and expanding the capabilities of our data and telecommunications systems and other operating technology. We expect that in the future we will need to continue to automate, upgrade and expand our systems infrastructure. See "Business--Our Information Technology and Systems."

Regulatory net capital requirements significantly affect and often constrain our business.

   The SEC and the NASD, and various other regulatory bodies in the United States have rules with respect to net capital requirements that affect us. These rules require that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Our broker-dealer subsidiary must comply with the net capital requirements, which limit operations that require intensive use of capital, such as in underwriting or trading activities. See "Business--Effect of Net Capital Requirements." These rules could also restrict our ability to withdraw capital from our broker-dealer subsidiary, even in circumstances where this subsidiary has more than the minimum amount of required capital. This, in turn, could limit our ability to pay dividends, implement our strategies and pay interest on and repay the principal of our debt. A change in these rules, or the imposition of new rules, affecting the scope, coverage, calculation, or amount of the net capital requirements, could have similar adverse effects. Significant operating losses or any unusually large charge against net capital could also have a negative impact on our business.

The failure of our brokerage customers to meet their margin requirements may cause us to incur significant liabilities.

   Our brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and deliver securities they have agreed to sell. Correspondent Services Corporation, a subsidiary of Paine Webber Group, Inc., provides clearing services to our brokerage business, including the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions, as well as the safekeeping of customers' securities and assets and certain customer record keeping, data processing and reporting functions. CSC makes margin loans to our customers to purchase securities with funds they borrow from CSC. We must indemnify CSC for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We are subject to risks inherent in extending credit, especially during periods of rapidly declining markets.

Our business structure utilizing independent contractors has caused regulatory and legal problems.

   Our branch offices are owned and operated by independent contractors which is a departure from the usual practice of other firms which own their branches and employ their brokers. This has been a source of contention with regulators as to our duties of branch and broker supervision. We are reliant on our independent professionals to adhere to just and equitable principles of the securities business and we supervise them to that end. However, this unique relationship could continue to be a matter of concern to regulators.

We may be required to take charges to earnings in connection with stock options and warrants issued to investment professionals.

   We have granted options and warrants to some of our investment professionals in the past as incentive compensation. In addition, in connection with our future efforts to attract and retain investment professionals, we may wish to offer incentive compensation to them in the form of stock options and warrants. Although our investment professionals are independent contractors for tax purposes, under current accounting pronouncements regarding options and warrants, our investment professionals are considered the functional equivalent of employees. As a result, under the current accounting pronouncements, no charges to earnings have been recorded in our financial statements. However, there are currently proposed accounting pronouncements under which it is likely that our investment professionals may no longer be considered the functional equivalent of employees. Therefore if these proposed rules are adopted, we may be required prospectively to recognize charges to earnings in connection with such stock options and warrants. Such charges, if they materialize could result in a material negative effect on the reported results of our operations.

Employee or investment professional misconduct could harm us and is difficult to detect and deter.

   There have been a number of highly publicized cases involving fraud or other misconduct by employees or investment professionals in the financial services industry in recent years, and we run the risk that employee or investment professional misconduct could occur. Misconduct by employees or investment professionals could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee or investment professional misconduct could also involve the improper use of confidential information, which could subject us to regulatory sanctions and cause us serious reputational harm. It is not always possible to deter employee or investment professional misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. See "Legal Matters Affecting Us." Despite our efforts, our systems as well as those of others may prove not to be Year 2000 compliant, which would significantly disrupt our business.

   We may realize exposure and risk if the systems on which we are dependent to conduct our operations including those of our clearing firm are not Year 2000 compliant. Any significant disruption of our computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally and those used by our vendors. We will be negatively impacted if our present efforts to address Year 2000 compliance issues are not successful, or if vendors with whom we conduct business do not successfully address such issues.

Our long-term success may depend in part on the development of the Internet and electronic commerce as a commercial marketplace for securities transactions, which is uncertain.

   The markets for investment banking and brokerage services through the Internet and electric commerce are at an early stage of development and are rapidly evolving. Because the markets for our on-line services are new and evolving, it is difficult to predict the future growth and the future size of these markets. We cannot assure that we will be able to successfully participate in those markets. A number of factors could prevent widespread acceptance of Internet and electronic commerce, including the following:

  . electronic commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to on-line vendors or share their purchasing with traditional vendors

  . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed

  . increased government regulation or taxation may adversely affect the viability of electronic commerce

  . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or increased costs

  . adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth

  . government and self regulatory organization regulation may adversely affect or otherwise restrict electronic securities transactions

We rely heavily on CSC, and termination of our agreement with CSC could harm our business.

   Our clearing agreement with CSC may be terminated by either party. Termination of this agreement could harm our business. Moreover, we are heavily relying on CSC to develop on-line, Internet trading capabilities for equity securities, which we are currently testing under a pilot program. Although we are prepared to seek Internet trading capabilities through other sources, if necessary, the failure of CSC to develop such capabilities would delay our entry into this segment of the securities industry. The ability to offer Internet securities trading to our customers is a significant portion of our growth strategy.

   Pursuant to our clearing agreement, CSC on a fee basis, processes most of the securities transactions for our account and the accounts of our clients. Services of CSC include billing and credit extension, control and receipt, custody and delivery of securities, for which we pay a transaction charge. We are dependent on the operational capacity and the ability of CSC for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws. Moreover, we have agreed to indemnify and hold CSC harmless from certain liabilities or claims, including claims arising from the transactions of our clients.

If we fail to adhere to stringent regulations governing our business, we could be severely sanctioned or barred from doing business altogether.

   Our business and the securities industry are subject to extensive regulation in the United States at both the federal and state levels, as well as by self-regulatory organizations such as the NASD and National Futures Association. In addition, the SEC, NASD and various other regulatory agencies have stringent rules with respect to the protection of customers and maintenance of specified levels of net capital by broker-dealers. A significant operating loss or any unusually large charge against net capital could curtail our ability to expand or even continue our existing level of business. The regulatory environment in which we operate is subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulators or self regulatory organizations, including legislation or regulations regarding securities transactions via the Internet and electronic commerce. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC, other federal and state governmental authorities and self regulatory organizations.

   We are subject to periodic examination by the SEC, self regulatory organizations and various state authorities. Our sales practice operations, trading operations, record-keeping, supervisory procedures and financial position may be reviewed during such examinations to determine if they comply with the rules and regulations designed to protect customers and protect the solvency of broker-dealers. Examinations may result in issuance of a letter to us noting perceived deficiencies and requesting us to take corrective action. Deficiencies could lead to further investigation and the possible institution of administrative proceedings, which may result in the issuance of an order imposing sanctions upon us and/or our personnel, including our investment professionals. Sanctions against us may include a censure, cease and desist order, monetary penalties or an order suspending us for a period of time from conducting certain or all of our securities operations. Sanctions against individuals may include a censure, cease and desist order, monetary penalties or an order restricting the individual's activities or suspending the individual from association with us. In egregious cases, either we or our personnel or both could be expelled from a self regulatory organization or barred from the securities industry.

   In recent NASD and SEC examinations, the examiners have indicated that we may not have fully complied with certain regulatory requirements in our securities placement activities and with respect to our supervisory responsibilities. See "Legal Matters Affecting Us."

We are subject to lawsuits by our customers, investment professionals, employees and other broker/dealers.

   Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. Broker-dealers such as us are subject to claims by dissatisfied customers, including claims alleging they were damaged by:

  . improper sales practices such as unauthorized trading

  . churning

  . sale of unsuitable securities

  . use of false or misleading statements in the sale of securities

  . mismanagement

  . breach of fiduciary duty

   In the normal course of business, we are defendants in various civil actions and arbitrations arising out of our broker-dealer and sales activities, in our role as an employer, and as a result of other business activities, and we are presently a defendant in a number of lawsuits and arbitrations. We may be liable for the unauthorized acts of our retail brokers and independent contractors if we fail to adequately supervise their conduct. We have incurred significant legal fees and settlement expenses to resolve disputed claims in the past. We cannot assure that we will not make significant payments to resolve disputed claims in the future, and it may be necessary to use some of the proceeds of this offering to make such payments. See "Legal Matters Affecting Us" for a discussion of legal and administrative actions to which we are a party. See also "Use of Proceeds."

   As is common in the securities industry, we carry insurance that covers some payments for liabilities but it may not be sufficient to cover particular liabilities or the full amount of particular liabilities. From time to time, in connection with hiring retail brokers, we could be subject to litigation by a broker's former employer. In addition, our charter documents provide for indemnification of our officers and directors. The adverse resolution of any legal proceedings involving us or these persons could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We face additional litigation risks when we participate in securities distributions.

   Plaintiffs' attorneys in securities class action lawsuits frequently name the persons involved in the distribution and sale of securities as defendants. We have been named as a defendant in three lawsuits related to the distribution and sale of the same security. See "Legal Matters Affecting Us." Securities class action lawsuits naming us as a defendant may be filed in the future, particularly if we increase our activity as an underwriter or selling group member of securities distributions.

   In addition to financial costs and risks, defending litigation, to a certain extent, diverts the efforts and attention of our management and staff. Our management and other employees may have to devote substantial time defending litigation, which might materially divert their attention from other responsibilities. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, consuming substantial management time and effort and substantially increasing the cost of such litigation.

We have been involved in numerous securities arbitrations and lawsuits.

   During the last few years, including the three years and nine months covered by our financial statements included in this prospectus, we have been respondents or defendants in many legal actions, some of which are described under "Legal Matters Affecting Us." Not only have many of the matters resulted in legal liability to us, they have detracted management's focus on our business and have resulted in substantial legal fees. We can give you no assurance that existing matters will be resolved on terms acceptable to us or which we can afford, or that additional legal matters will not arise in the future.

We may incur liability from our previous private placement activities.

   In the last three years, we have issued securities in transactions believed by management to be exempt from registration requirements under federal and state securities laws. These exemptions are complex and it is often difficult to determine if their terms have been fully complied with. If for any reason the claimed exemptions were not available for the transactions, we could be subject to rescission rights or other civil liabilities, as we have been in the past, the amount of which could severely damage our business. See also "Legal Matters Affecting Us."

We may incur liability from our past participations in public offerings.

   In the last three years we have been a selling group member in about 80 offerings underwritten by other firms. As a seller in these offerings we could incur liability if lawsuits are filed against any issuers or underwriters and the plaintiffs are successful in proving their cases.

We may not be able to secure financing if we need it in the future.

   We may require additional financing beyond the proceeds of this offering to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We can give you no assurance that additional financing, if needed, will be available to us on favorable terms or at all.

Future sales by existing shareholders may depress the market price of our common stock.

   Immediately prior to this offering, we will have about 4.6 million shares of common stock outstanding, in addition to which approximately 284,000 shares will be issued simultaneously with the public offering pursuant to our exchange with debt holders. Shares issued to debt holders will be restricted from resale for 180 days after the date of this prospectus. See "Exchange of Debt." In addition, our officers, directors and five percent shareholders have agreed to a 12 month lockup. See "Principal Shareholders." After the offering and the concurrent issuance of common stock for debt, approximately 6.9 million shares of our common stock will be outstanding if the underwriters do not exercise their over-allotment option. The sale of, and the potential for sale of, our outstanding shares in the market could have a depressive effect on the price of our shares. See "Shares Eligible for Resale."

Because we are both an issuer and an underwriter of our securities, and because of our commission structure, we have a conflict of interest in this offering.

   Our broker-dealer subsidiary acts as co-managing underwriter of this offering. Accordingly, we will benefit not only from the proceeds from this offering, but from underwriting discounts and commissions. Furthermore, our investment professionals derive their income from high payout commissions received from us rather than as a result of building our stockholders' equity. These facts present conflicts of interest when our subsidiary and its investment professionals recommend or solicit their customers to buy our securities and become stockholders. This could have a negative impact on our proposed offering and its potential success and it could expose us to legal claims.

Your investment may suffer if the proceeds of this offering are not be spent effectively.

   We estimate that the net proceeds from the sale of the 2,000,000 shares of common stock offered by us, at a price of $5 to $7 per share, will be approximately $8.4 to $11.9 million, after deducting underwriting discounts and estimated offering expenses. We intend to use a substantial portion of the net proceeds:

  . to fund growth in our operations, including marketing and expansion in the number of our investment professionals

  . to add to our regulatory capital

  . for technology development, including our Internet and e-commerce brokerage business and capital expenditures for our Internet and telecommunications facilities

  . for other general corporate purposes

  . to repay debt

   These are general categories and expenditures within each category may vary depending on future events. There is also a possibility that we may find it necessary to use a substantial portion of the proceeds to satisfy legal claims asserted against us in lawsuits and arbitrations in which we are involved if several or all of the existing cases are lost and the claimants or plaintiffs are awarded the full amount of their alleged losses. See "Legal Matters Affecting Us."

   Consequently, our board of directors and management may apply much of the net proceeds of this offering to uses you may not consider desirable. The failure of management to apply these funds effectively could have a material adverse effect on our business, financial condition and operating results. For more information on how we intend to use proceeds from this offering, see "Use of Proceeds."

An active trading market for our common stock may not develop or continue after this offering.

   Before the offering, no public market has existed for our common stock and an active trading market may not develop or continue. We intend to apply for listing of our common stock on the American Stock Exchange. However, we cannot assure that our application for listing will be accepted or that we will be able to maintain the listing in the future. Even if our stock is listed, that does not guarantee that an active trading market for our common stock will develop and continue after the offering.

Our common stock may trade at prices below the initial public offering price.

   Together with the underwriters, we will determine the initial public offering price. The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to factors such as:

  . our historical and anticipated quarterly and annual operating results

  . variations between our actual results and the expectations of investors and analysts

  . announcements by us or others and developments affecting our business

  . investor perceptions of our company and comparable public business companies

  . conditions and trends in the brokerage business

   In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stock of retail brokerage companies, like us. These fluctuations may result in a material decline in the market price of our common stock.

We have not paid and do not expect to pay dividends.

   We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

An economic downturn may have an adverse effect on our company.

   If the general economic health of the United States declines from recent historically high levels or if investors fear such a decline is imminent, they may reduce the level of their activity in the stock market. Any decline or concern about an imminent decline in the economy could delay decisions among companies to purchase products and services or could delay decisions by companies to make capital expenditures. Fears of inflation or increased interest rates could also adversely affect our business. These factors would have a material adverse effect on the stock market and our business, prospects, financial condition and results of operations and on the price of our common stock.

The book value of your shares immediately after the offering will be substantially less than the amount you invested.

   The estimated initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution. At September 30, 1999 we have outstanding 941,500 options and warrants to purchase our common stock at a weighted average price of $2.21 per share. To the extent outstanding warrants and options to purchase our common stock are exercised or additional equity securities are issued at a price below the price of a share in this offering, you may experience further dilution. See "Dilution."

You might be denied the benefits of a takeover of our Company by a third party because of certain provisions in the Delaware General Corporation law and also because we have adopted protective provisions in our certificate of incorporation and bylaws.

   We are organized under the laws of the State of Delaware. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. In addition, our certificate of incorporation contains some provisions which may delay or prevent this type of transaction, even if our shareholders consider the transaction to be in their best interests. Our certificate of incorporation authorizes our board to determine the number of shares and the terms of any unissued series of our preferred stock without any vote or action by our shareholders. As a result, our board can authorize and issue shares of preferred stock with voting or conversion rights which may adversely affect the voting or other rights of holders of our common stock. In addition, the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction.

   Our certificate of incorporation divides our board into three classes of directors, so only approximately one-third of the directors will be subject to reelection each year. Also, we have adopted advance notice provisions in our bylaws which require our shareholders to present their nominations for directors or other business proposals within a specified time frame. These provisions make the removal of incumbent directors and the election of new directors more time-consuming and difficult, which may:

  . discourage third parties from attempting to obtain control of our firm, even if the change in control would be in the best interests of our shareholders

  . prevent an acquirer from paying a control premium to investors

  . entrench current management despite the potential of a more effective management team

See "Description of our Equity Securities."

                                USE OF PROCEEDS

   We expect to receive net proceeds from the sale of the 2,000,000 shares of common stock offered by us, based on an offering price of $5 to $7 per share, of approximately $8.4 to $11.9 million, and up to $13.8 million if the over-allotment option granted to the underwriters is exercised in full, after deducting underwriting discounts and estimated offering expenses payable by us.

   The general purposes of this offering are:

  .  to increase our equity capital

  .  to facilitate future access by us to public equity markets

  .  to provide increased visibility and credibility in the marketplace

  . to enhance our ability to use common stock as consideration as a means of attracting and retaining key employees and investment professionals

   We currently intend to use approximately $2.5 million of the net proceeds of this offering to increase the regulatory capital of our broker dealer and $1.25 million to repay a bridge loan and to pay debt service costs as they become due over the next 24 months on our senior debt and subordinated debt. The bridge loan of $250,000 is due in May 2000 and bears interest at 13.5% per annum. See
Note 5 to the Financial Statements.

   We currently intend to use the balance of the net proceeds of this offering for the following:

  .  enhancement and expansion of our network infrastructure

  . construction of an interactive website to facilitate a virtual operating environment

  . development of electronic commerce business opportunities, including Internet trading capabilities for our customers

  . automation of operational practices, such as transferring new customers to us, commissions, accounting and supervision to realize economies of scale

  . expansion of our sales and marketing efforts, including recruiting additional investment professionals, and the hiring of additional personnel engaged in marketing activities

  . building transitional support teams for newly recruited investment professionals

  . financing up front costs of setting up offices for newly recruited investment professionals

  .  working capital and general corporate purposes

   We have not yet determined the actual expected expenditures and therefore cannot estimate the amounts to be used for each purpose set forth above with a substantial degree of accuracy. However, we estimate that the technology upgrades, such as network infrastructure, interactive website construction, electronic commerce development and automation of operational practices, will require a minimum of $2.5 million, assuming we can substantially depend on CSC, our clearing broker, to develop Internet trading capabilities for the use of our customers. We also believe we can productively use a significant portion of the remaining proceeds for increased marketing efforts and the transitional support teams for newly recruited investment professionals. This amount will increase to the extent we achieve greater success in such marketing efforts.

   There is also a possibility that we may find it necessary to use a substantial portion of the proceeds from this offering to pay litigation costs and to satisfy legal claims asserted against us in lawsuits and arbitrations in which we are involved if several or all of the existing cases are lost and the claimants or plaintiffs are awarded the full amount of their alleged losses. See "Legal Matters Affecting Us" for a discussion of the proceedings in which we are involved.

   The amounts and the timing of the above expenditures will vary significantly depending upon a number of factors, including, but not limited to, the success and timing of our recruiting efforts, the development and implementation of the technology-based measures, negotiations with third parties and corresponding increases in revenues. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur.

   Pending the uses of proceeds as described above, we will invest the net proceeds in short term government, government guaranteed and investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future payment of dividends will be made at the discretion of our board of directors based upon conditions then existing, including our earnings, financial condition and capital requirements as well as such economic and other factors as our board of directors may deem relevant.

                                    DILUTION

   The net tangible book value (deficit) of our common stock as of September 30, 1999, was $(4.5) million, or $(0.99) per share of common stock. After giving effect to:

  . the sale of 2,000,000 shares of common stock offered through this prospectus at the midpoint of the initial public offering price range of $6.00 per share and deducting underwriting discounts and estimated offering expenses payable by us

  . the conversion of $1.4 million of a debt into 283,922 shares of common stock at the rate of $5.10 per share, which is a 15% discount from the foregoing assumed public offering price

   Giving effect to the above, our net tangible book value as adjusted, as of September 30, 1999, would have been $7.2 million, or $1.06 per share of common stock. This represents an immediate increase of $2.05 per share to existing stockholders, turning the net tangible book deficit to a net tangible book value as adjusted. This also represents an immediate dilution in net tangible book value as adjusted of $4.94 per share to new investors purchasing shares of common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock.

   The following table illustrates the dilution per share as described above:

   Assumed initial public offering price.........................         $6.00
   Net tangible book deficit as of September 30, 1999............ $(0.99)
   Decrease in net tangible book deficit and increase in net
    tangible book value attributable to new investors and
    conversion of debt holders...................................   2.05
                                                                  ------
   Pro forma net tangible book value after this offering and
    conversion of debt to common stock...........................          1.06
                                                                          -----
   Dilution to new investors.....................................         $4.94
                                                                          =====

   As of September 30, 1999, there were outstanding options and warrants to purchase an aggregate of 941,500 shares of common stock, all of which were then exercisable at a weighted average exercise price of $2.21. We had also reserved up to an additional 400,000 shares of common stock for issuance upon the exercise of options which had not yet been granted under our stock option plan and 215,000 shares for issuance under the stock purchase plan. In addition, the representative of the underwriters will receive warrants to purchase up to 200,000 shares of our common stock. To the extent options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

   The following table shows our consolidated capitalization on September 30, 1999, on a historical basis and on a pro forma basis. The pro forma information gives effect to:

  . the sale of 2,000,000 shares of common stock, without exercise of the underwriters' over-allotment option, at an assumed price of $6.00 per share, the midpoint of the range of initial public offering price, after deducting our estimated offering expenses and underwriting discounts, resulting in estimated net proceeds of $10.2 million

  . the concurrent issuance of 283,922 shares of common stock, at a price of $5.10 per share, which is 85% of the above assumed public offering price, upon conversion of $1,448,000 of debt; see "Exchange of Debt"

   You should read this table together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and their notes included in this prospectus.

                                                         September 30, 1999
                                                         ---------------------
                                                          Actual    Pro Forma
                                                         ---------  ----------
                                                             (Amounts in
                                                              thousands)
   Debt:
     Senior debt........................................ $   1,700   $   1,700
     Subordinated debt..................................     4,470       3,022
     Bridge loan........................................       250         250
                                                         ---------   ---------
       Total debt....................................... $   6,420   $   4,972
                                                         =========   =========
   Shareholders' equity:
     Common stock, par value $.10 per share; 10,000,000
      shares authorized; 4,571,614 shares issued and
      outstanding (actual); and 6,855,536 shares issued
      and outstanding (pro forma)....................... $     457   $     686
     Additional paid-in capital.........................     3,954      15,343
     Accumulated deficit................................    (8,388)     (8,435)
                                                         ---------   ---------
       Total shareholders' equity (deficit)(a).......... $  (3,977)  $   7,594
                                                         =========   =========
       Total capitalization............................. $   2,443   $  12,566
                                                         =========   =========

--------
(a) We intend to amend our articles to authorize 1,000,000 shares of preferred stock, par value $.001 per share. There are no plans or commitments to issue shares of preferred stock.

                            SELECTED FINANCIAL DATA

   We have derived the selected historical consolidated income statement information for the years ended December 31, 1996, 1997 and 1998 from our audited consolidated financial statements and their notes. Those audited financial statements are included in this prospectus. We have derived the selected historical consolidated income statement information for the years ended December 31, 1994 and 1995 from our audited consolidated financial statements and their notes. Those financial statements are not included in this prospectus.

   We have derived the selected historical consolidated income statement information for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet information as of September 30, 1999 from our unaudited interim consolidated financial statements included in this prospectus, and in our management's opinion, those financial statements include all adjustments, which are of a normal recurring nature, necessary for a fair presentation. Our operating results for the nine months ended September 30, 1999 do not necessarily indicate results that we expect for the year ended December 31, 1999.

   We have derived the unaudited pro forma information for the year ended December 31, 1998 and as of and for the nine months ended September 30, 1999 from our unaudited pro forma consolidated financial statements included in this prospectus. The unaudited pro forma information does not represent our results of operations for any future date or period.

   You should read the selected consolidated financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and their notes included in this prospectus.

                                                                       Nine months ended
                                  Year ended December 31,                September 30,
                          -------------------------------------------  ------------------
                           1994     1995     1996     1997     1998      1998      1999
                          -------  -------  -------  -------  -------  --------  --------
                                                                          (unaudited)
                                  (In thousands, except per share amounts)
Consolidated Statements
 of Operations Data:
Revenues:
  Brokerage.............  $15,816  $19,851  $27,097  $31,136  $33,045  $ 24,818  $ 29,283
  Interest and account
   fees.................    1,218    1,535    2,005    2,203    2,880     2,076     2,398
  Other.................      325      475      942    1,350    1,113       924       802
                          -------  -------  -------  -------  -------  --------  --------
   Total................   17,359   21,861   30,044   34,689   37,038    27,818    32,483
                          -------  -------  -------  -------  -------  --------  --------
Expenses:
  Commissions and
   investment advisory
   fees.................   11,897   15,419   21,512   25,194   26,933    20,225    24,169
  Clearing and execution
   fees.................    1,551    1,758    2,054    2,319    2,537     1,904     2,178
  Employee
   compensation.........    1,936    2,076    2,641    2,610    2,907     2,199     2,626
  Interest..............      428      475      699      571      698       497       499
  Other.................    1,794    4,201    4,547    4,148    4,352     3,064     3,770
                          -------  -------  -------  -------  -------  --------  --------
   Total................   17,606   23,929   31,453   34,842   37,427    27,890    33,241
                          -------  -------  -------  -------  -------  --------  --------
Net loss................  $  (247) $(2,068) $(1,409) $  (153) $  (389) $    (72) $   (758)
                          =======  =======  =======  =======  =======  ========  ========
Net loss per common
 share, basic and
 diluted................  $ (0.12) $ (0.86) $ (0.46) $ (0.04) $ (0.09) $  (0.02) $  (0.17)
                          =======  =======  =======  =======  =======  ========  ========
Weighted average common
 shares outstanding
  Basic.................    2,094    2,400    3,052    3,744    4,338     4,298     4,555
                          =======  =======  =======  =======  =======  ========  ========
  Diluted...............    2,094    2,400    3,052    3,744    4,338     4,298     4,555
                          =======  =======  =======  =======  =======  ========  ========
Pro forma data
 (unaudited):(1)
  Pro forma net loss....                                      $  (234)           $   (642)
                                                              =======            ========
  Pro forma net loss per
   share, basic and
   diluted..............                                      $ (0.05)           $  (0.13)
                                                              =======            ========
  Shares used in
   computing pro forma
   net loss per share,
   basic and diluted....                                        4,622               4,839
                                                              =======            ========

                                 Year ended December 31,              At September 30, 1999
                         -------------------------------------------  -------------------------
                          1994     1995     1996     1997     1998     Actual     Pro Forma(1)
                         -------  -------  -------  -------  -------  ----------  -------------
                                                                           (unaudited)
                                    (In thousands, except per share amounts)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $   220  $ 1,572  $   307  $ 1,446  $   733  $      953    $   11,178
Working capital.........   1,322      519     (408)     968      582         510        10,762
Total assets............   4,951    5,508    4,969    6,624    4,945       5,509        15,560
Notes payable...........   4,906    4,853    4,770    5,570    5,470       6,420         4,972
Total liabilities.......   6,886    8,516    8,768   10,102    8,516       9,486         7,966
Shareholders' equity
 (deficit)..............  (1,936)  (3,008)  (3,008)  (3,478)  (3,571)     (3,977)        7,594

--------
(1)  Calculated after giving effect to:

  . the unaudited pro forma adjustments to reflect the issuance of 2,000,000 shares of common stock, which excludes the exercise of the underwriters' over-allotment option, at an assumed price of $6.00 per share, the midpoint of the range of initial public offering price, after deducting our estimated offering expenses and underwriting discounts

  . the concurrent issuance of 283,922 shares of common stock, at a price of $5.10 per share, which is 85% of the above, assumed public offering price, upon conversion of $1,448,000 of debt; see "Exchange of Debt"

  Pro forma per share amounts are computed by using the weighted average number of shares of common stock outstanding in the relevant period as adjusted to give effect to the issuances of stock in the debt exchange, as if such issuances occurred at the beginning of the periods indicated.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read this discussion together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under Risk Factors and in other portions of this prospectus.

Overview

   We have been in the full service retail brokerage business for approximately 11 years. During this time, we have incurred operating losses and have never had a profit for a full fiscal year. Rather than seeking short-term profitability, our management has emphasized growing our revenue base, customer base and asset base and recruiting highly productive, experienced investment professionals. It was, and continues to be, our objective to increase our commission revenues to the necessary critical mass and to obtain creditability in the independent retail brokerage business, thus achieving profitability. Following is a brief discussion of material factors which have contributed to our accumulated losses, as well as trends and steps which management has taken or intends to take to improve operating results. See also "Business--Our Business Development and Operating Strategy."

   One of the factors impacting our operating results was that after commencing our business, we committed substantial resources to developing the infrastructure to support our investment professionals. As a result, we had excess service capacity until approximately 1995, which contributed to our operating losses.

   Debt has also been a significant factor negatively affecting our earnings. In order to continue our business, including our growth strategy, we incurred substantial additional debt, in the form of our Subordinated Debt, in 1994 and we have incurred additional debt since then, thus substantially increasing our financing costs.

   In addition, during 1995 and the next three years, we were named as a party to numerous NASD arbitrations and lawsuits. Most of these were related to private placement security offerings and direct participation investments sold by our investment professionals. Also, in 1995 a former officer of ours received a substantial NASD arbitration award against us for termination of his employment. Our current management and outside legal counsel have expended numerous hours to resolve the matters and reduce the number of pending claims, and the total number of proceedings which are presently pending has been substantially reduced from the numbers over the past several years. See "Legal Matters Affecting Us." As a result, legal fees during this time period substantially exceeded the budgeted amounts, and in addition it was necessary to pay the associated claims, in part or in whole, in various instances.

   In order to decrease the risks of our being involved in additional litigation proceedings, along with the risk of the financial exposure which we have incurred in the past, our current management has implemented new recruiting, compliance, supervision and operational policies and procedures. See "Business--Regulation of Our Business." Also, our current general policy is to prohibit our investment professionals from selling direct participation investments and securities in private placement offerings. The legal fees and settlement costs have decreased in the last fiscal year, and our management anticipates that these costs should continue to decrease.

   Finally, technology developments over the last few years have substantially impacted the retail brokerage business. We have not made sufficient investments in technology to improve our operational efficiency and decrease our operational costs in line with where we feel they should be. See "Business--Our Information Technology and Systems." Our management believes that investing in technology, including automation, should decrease future operating expenses.

Operations

   Revenues and Expenses.

   We derive our revenues primarily from commissions, investment advisory services, principal transactions, interest income and broker charges. Commission revenues are generated on agency transactions in listed exchange securities and securities traded on Nasdaq. In addition we earn commissions on mutual fund, variable annuity, variable life and general insurance product sales. Revenues of investment advisory services are fees based on the dollar value of assets under management. Principal transactions revenues include net revenues from trading debt securities, primarily for the benefit of customers. When we execute transactions as a principal, we charge markups or markdowns. Broker charges are fees charged to our investment professionals for providing the infrastructure to serve their clients, including access to real-time data, execution services, market-maker activities and regulatory oversight supervision. Interest income is derived principally from interest sharing agreements with our clearing organization on money lent to customers on margin from customer accounts and from excess funds in our proprietary accounts. Account fees are received from the clearing organization and are based on the volume of transactions cleared.

   Since our investment professionals are independent contractors, we collect the commissions from customers and then remit them to our investment professionals, net of a fee retained by us. Our share is calculated on a sliding scale based on the volume generated by each registered representative, and typically averages 10% of the gross commissions. Commissions expense represents the net funds remitted to our investment professional's share of the commissions and is variable in direct relation to commissions revenues. Clearing and execution fees include the costs of clearing securities, floor brokerage and exchange fees.

   Employee compensation and benefits are salaries paid to employees that support the investment professionals, including bond and equity trading desks, cashiering, customer account maintenance, supervisory and compliance, computer systems, marketing and general corporation functions. Interest expense reflects finance charges on bank loans, subordinated debt and proprietary margin accounts used to finance securities inventory in the proprietary trading accounts.

   Results of Operations Comparing the Nine Months Ended September 30, 1999 and September 30, 1998.

   We recorded a loss of $758,000 in the nine months ended September 30, 1999 compared to a loss of $72,000 in the corresponding 1998 period. Total revenues increased 17% to $32.5 million in the 1999 period, while expenses increased 19% to $33.2 million in 1999. Increases in other expenses and employee compensation accounted for the increase in net loss.

   The following table breaks down brokerage revenues by major category:

                                                              For the Nine
                                                              Months Ended
                                                              September 30,
                                                             ---------------
                                                              1999    1998
                                                             ------- -------
                                                             (in thousands,
                                                               unaudited)
     Commissions............................................ $19,305 $16,372
     Principal transactions.................................   6,037   5,165
     Investment advisory services...........................   3,941   3,281
                                                             ------- -------
     Total.................................................. $29,283 $24,818
                                                             ======= =======

   Commissions revenues increased in 1999 by $2.9 million or 18% over the comparable period of the prior year. The increase is attributable to an increase in revenues from insurance and annuity products of $1.8 million or 59%, while commissions from equity securities increased $0.7 million and deferred commission income from various products increased $0.4 million. The market acceptance of variable life products and higher customer trading volumes are primary reasons for the increase. During the third quarter of 1999, commissions revenue was consistent with the comparable 1998 period, even though the general trend in the retail brokerage industry was lower retail volume and greater than expected seasonality.

   Principal transactions revenues were $6.0 million in 1999, representing an increase of $0.9 million or 17%. The portion of the revenues to the investment professionals from principal transactions were $0.9 million higher in 1999, while the portion of the revenues to the firm was comparable to the 1998 period.

   Investment advisory services increased 20% in 1999, continuing the trend of investment professionals expanding customer assets under management.

   Interest and account fees were $2.4 million and $2.1 million for the nine months ended September 30, 1999 and 1998, respectively, representing an increase in 1999 of 16%. The increase was due to an increase in securities transactions and increased interest received on higher margin and money market balances.

   Other income was $0.8 million and $0.9 million for the nine months ended September 30, 1999 and 1998, respectively. The decrease in 1999 is due to the 1998 period benefiting from the reversal of a $0.1 million customer complaint reserve established in 1997.

   Commissions expense was $24.2 million and $20.2 million for the nine months ended September 30, 1999 and 1998, respectively, representing an increase in 1999 of $4.0 million or 19%, which is consistent with the increase in brokerage revenues.

   Clearing and execution fees were $2.2 million and $1.9 million for the nine months ended September 30, 1999 and 1998, respectively, representing an increase in 1999 of $0.3 million or 14%, which is the result of an increase in the volume of securities transactions.

   Employee compensation and benefits expenses increased by $0.4 million, or 19%, to $2.6 million for the nine months ended September 30, 1999 as compared to the same period in 1998. Increased staffing in the compliance and supervision departments, increased staffing in connection with the initial public offering and general salary increases resulted in higher costs in 1999.

   Other expenses were $3.8 million and $3.1 million for the nine months ended September 30, 1999 and 1998, respectively. The increase includes the amortization of primarily non-cash deferred financing costs associated with new debt commitments, legal charges resulting in settlement of several litigations, higher computer and wide area network operating costs to support the expanding level of services, automation and an increase in other broker related costs.

   Results of Operations Comparing the Years Ended December 31, 1998 and 1997.

   The following table breaks down brokerage revenues by major category:

                                                                 1998    1997
                                                                ------- -------
                                                                (in thousands)
     Commissions............................................... $22,174 $20,580
     Principal transactions....................................   6,514   7,058
     Investment advisory services..............................   4,357   3,498
                                                                ------- -------
                                                                $33,045 $31,136
                                                                ======= =======

   Commissions revenues increased by $1.6 million or 8% in 1998. The increase in commission revenues resulted from growth in sales of mutual funds and other equity securities. Although the number of investment professionals decreased from 100 in 1997 to 92 in 1998, commission revenue was not negatively impacted as we recruit higher producing investment professionals as opposed to lower producing investment professionals who left us during the year. These increases were partially offset by decreases in sales of insurance and annuity products primarily due to the adverse market publicity regarding variable annuity products.

   Principal transactions revenues decreased in the year ended 1998 by $0.6 million or 8%. Revenues in 1998 were down, primarily due to declines in trading volumes on debt securities caused by continuing weakness in the market for debt securities.

   Investment advisory services increased $0.9 million or 25% as several investment professionals recruited in 1998 had a large percentage of their business in investment advisory fees.

   Interest and account fees were $2.9 million and $2.2 million in 1998 and 1997, respectively, representing an increase of 31%. The increase resulted from the continued growth in the number of securities transactions and higher average proprietary and customer account balances generating increased margin and money market interest income.

   Other income was $1.1 million in 1998 compared to $1.3 million in 1997, representing a decrease for the year ended 1998 of 18% as the prior year included higher product and investment banking fees.

   Commissions expenses were $26.9 million and $25.2 million for 1998 and 1997, respectively, representing an increase in 1998 of $1.7 million or 7%, consistent with the increase in brokerage revenues.

   Clearing and execution fees were $2.5 million and $2.3 million in 1998 and 1997, respectively, representing an increase in 1998 of 9%, which is the result of an increase in the volume of equity securities transactions.

   Employee compensation and benefits expenses increased by $0.3 million, or 11%, to $2.9 million in 1998 as compared to 1997. The Company continues to increase staff to support revenue growth and its enhanced level of real time data provided to investment professionals. The change is also attributable to annual salary increases.

   Other expenses were $4.4 million and $4.1 million in 1998 and 1997, respectively, representing an increase of 5%. The overall increase is a result of the continued development of a corporate infrastructure to support an expanding number of investment professionals, offset slightly by a $0.2 million decrease in legal expenditures to $0.6 million in 1998.

   Results of Operations Comparing the Years Ended December 31, 1997 and 1996.

   The following table breaks down brokerage revenues by major category:

                                                                 1997    1996
                                                                ------- -------
                                                                (in thousands)
     Commissions............................................... $20,580 $16,039
     Principal transactions....................................   7,058   7,912
     Investment advisory services..............................   3,498   3,146
                                                                ------- -------
     Total..................................................... $31,136 $27,097
                                                                ======= =======

   Commissions revenues increased in the year ended 1997 by $4.6 million or 28% over the comparable 1996 period. Commissions from insurance and annuity products increased $1.8 million, or 53% to $5.3 million and general securities increased $1.6 million or 22%. The addition of several new high producing investment professionals late in 1996 and early 1997 and increased trading volume for existing investment professionals fueled by strong equity markets contributed to the increases.

   Principal transactions revenues decreased in the year ended 1997 by $0.8 million or 11%. A decline in commissions principal transactions due to a weakening fixed income market, was partially offset by an increase on the transactions completed.

   Investment advisory fees of $3.5 million in 1997 were $0.4 million or 11% higher than in 1996 as customer assets under management increased.

   Interest and account fees were $2.2 million and $2.0 million in 1997 and 1996, respectively, representing an increase of 10%. The increase is comparable to the overall revenue growth.

   Other income increased 43% to $1.3 million in 1997. The increase was primarily due to an increase in fees related to enhanced computer and wide area network services provided to our investment professionals.

   Commissions expenses were $25.2 million and $21.5 million in 1997 and 1996, respectively, representing an increase in 1997 of $3.7 million or 17%, which is consistent with the increase in brokerage revenues.

   Clearing and execution fees were $2.3 million and $2.1 million in 1997 and 1996, respectively. The increase of $0.2 million corresponds with the increased volume of brokerage transactions.

   Employee compensation and benefits expenses were $2.6 million in 1997 and 1996 as employee numbers remained consistent.

   Interest expense was $0.6 million and $0.7 million in 1997 and 1996, respectively. The slight decrease is because of lower margin balances on our proprietary trading accounts.

   Other expenses were $4.1 million and $4.6 million in 1997 and 1996, respectively, representing a decrease in 1997 of 9%. This decrease was primarily due to a reduction in equity in losses of affiliates, as the Company terminated its interest in an investment banking entity and a decrease in recruiting expense resulting from a decline in the revenue sharing percentage paid to certain investment professionals for recruiting new brokers. This was partially offset by increased legal expenditures for the resolution of several legal matters.

Liquidity and Capital Resources

   Since our inception, we have primarily financed our operations through the private sale of debt and equity securities. As of September 30, 1999, we had cash and cash equivalents of $1.0 million, an increase of $0.2 million from December 31, 1998. The increase in cash and cash equivalents is primarily attributable to proceeds of $1.0 million from two new debt facilities partially offset by cash used in operating activities and for the purchase of property plant and equipment.

   In May 1999 we entered into a $250,000, one year promissory note, bearing interest at 13.5% and amended our senior bank debt arrangement adding an additional $1 million capacity to our revolving line of credit while decreasing the effective interest rate on the entire $2 million line to 11%. We used $0.7 million of this facility during the first nine months of 1999, bringing the total borrowings on this facility to $1.7 million. The proceeds of these borrowings were used in part to meet debt service requirements on the subordinated debt, to provide financial assistance in the form of loans to investment professionals in connection with our recruiting activities, acquisition of certain assets and costs associated with the debt exchange offer and the proposed initial public offering.

Cash Flow Information

   For the nine months ended September 30, 1999 and 1998, net cash (used in) or provided by operations was approximately $(0.6) million and $2.1 million, respectively. The 1999 period included $0.4 million of cash used in operating activities before working capital charges and $0.2 million for the purchase of inventory positions, while the 1998 period included approximately $2.2 million of proceeds from the sale of inventory positions. Net cash used in investing during the nine months ended September 30, 1999 and 1998 was approximately $0.1 million and $0.9 million, respectively. Investments in furniture and fixtures consisted primarily of expenditures for computer equipment to upgrade the wide area network, and in 1998, $0.5 million was invested in a U.S. Treasury bill and a $0.1 million advance to DEF Special Fund. During the nine months ended September 30, 1999 and 1998, cash provided by (or used in) financing activities was approximately $0.9 million and $(1.8) million, respectively. In 1999, new borrowings of $1.0 million, drawn under two new debt agreements, and $0.1 million borrowed from the clearing organization, primarily for financing inventory positions, were offset by $0.1 million in expenditures to secure the new debt and $0.1 million in direct costs for preparation of our registration statement. The 1998 period included a $2 million repayment to the clearing organization partially for funds used to finance inventory positions and for working capital.

   For the years ended December 31, 1998, 1997 and 1996, net cash provided by (or used) in operations was approximately $2.0, $(1.2) and $(2.9) million, respectively. 1998 included $2.3 million in proceeds from the sale of inventory positions, while 1997 and 1996 included cash used for the purchase of inventory of approximately $0.8 million and $1.1 million, respectively. In addition, 1997 included $0.8 million in cash used to decrease accounts payable and accrued expenses. For 1998 and 1997, net cash used in investing activities was $1.0 million and $0.2 million, while 1996 provided cash from investing of $0.4 million. Cash used for the purchase of furniture and equipment was $341,000, $266,000 and $139,000 in 1998, 1997 and 1996, respectively. The net purchase of investments used cash of approximately $0.6 million in 1998, and the net sale of investments generated cash proceeds of $0.2 million and $0.7 million in 1997 and 1996, respectively. During 1998, 1997 and 1996, cash from financing activities included proceeds from the issuance of common stock of $296,000, $400,000 and $550,000, respectively. In 1997 the Company borrowed $1.0 million under a senior debt facility, and in 1998, 1997 and 1996, net (repayments) or borrowings from the clearing organization for the financing of inventory positions and working capital was $(1.9) million, $1.3 million and $0.6 million, respectively.

   We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we

  .develop on-line trading capabilities for our investment professionals and customers

  .expand services provided to our investment professionals

  .increase sales and marketing activities

  .improve and automate our operational and financial systems

  .expand services provided to our investment professionals

   Such operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds from this public offering. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next two years.

Impact of Year 2000 Issue

   The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process transactions in connection with our brokerage activities.

   Because we are dependent, to a very substantial degree, upon the proper functioning of computer systems, the failure of any computer system to be Year 2000 compliant could materially adversely affect us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability. We have completed our internal information technology and non-information technology assessment, and we believe that upon completion of our year 2000 program our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Expected expenditures for our year 2000 project are estimated to be $0.3 million, of which $0.2 million has been spent as of September 30, 1999. There can be no assurance that our year 2000 remediation program will detect and correct all potential points of failure by December 31, 1999.

   In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. These parties include depositories, clearing agencies and firms, clearing houses, commercial banks and other vendors. We have contacted our vendors with whom we have important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issues. These parties have informed us that they have undertaken programs for preparing and testing their computer systems for potential Year 2000 problems. As of this date no major vendors have indicated that their systems will not be Year 2000 compliant.

   Contingency plans have been developed for all critical vendor and third-party systems, including backup telephone service communications, access lines, electrical power, exchange data services, order execution, records, accounting and commissions. Implementation is in progress and should be completed by mid December. However, if some or all our vendors prove not to be Year 2000 compliant and if we experience difficulties in finding replacement services, then our business could be materially adversely affected.

   Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999 and early 2000. This in turn could result in a general reduction in trading and other market activities (and lost revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that such reduction would have on our business.

   Recent Accounting Pronouncements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivatives to be recognized in the statement of financial condition at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and should be applied prospectively. In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." This statement revises the disclosure requirements for pensions and other postretirement plans and is effective for our December 31, 1999 financial statements. The adoption of these statements are not expected to have a material adverse effect on our financial statements.

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                                    BUSINESS

   We are a holding company, D.E. Frey Group, Inc., operating through our wholly owned subsidiary, D.E. Frey & Company, Inc. We were incorporated under Delaware law in 1989. We are a full service retail securities brokerage firm, operating through 94 independent investment professionals in 38 offices in 18 states. Each of these offices except our home office is a branch office which has generally between one and three independent investment professionals. In addition to our ongoing retail brokerage activities, we have since June 1996 participated as a member of the selling group in more than 80 underwritten public offerings of securities.

   Our approach to the retail securities brokerage business is to attract and retain highly productive, experienced brokers. Our retail brokerage business has developed by establishing and maintaining relationships with high net worth individuals. Our full service brokerage firm offers customers brokerage services relating to corporate equity and debt securities, U.S. government securities, municipal securities, mutual funds, variable annuity and variable life insurance products, general insurance, portfolio planning and management, cash management services, market information and portfolio tracking and record management.

   Commissions are charged on agency transactions in exchange listed securities and securities traded on Nasdaq. We also earn commissions on mutual fund, variable annuity, variable life, and general insurance product sales. In addition to retaining commissions, we realize fees from asset-based investment advisory services. When we execute transactions as a principal, we charge markups or markdowns.

   We recruit experienced, highly productive investment professionals by offering them a high commission payout and the independence of owning and operating their own branch office. Generally, each branch office pays substantially all costs associated with establishing and operating the branch in return for a relatively high portion of gross commission revenue, which averages approximately 90% of commission revenues and is on a sliding scale as commission revenues increase. Generally brokers retain 100% after monthly commission revenues reach $250,000 per broker. We provide regulatory, compliance and other support services to our investment professionals. This program allows expansion of our brokerage operations with relatively minimal capital outlay. Continuing to add experienced, highly productive brokers is an integral part of our growth strategy.

   We have experienced significant revenue growth over the past five years. Total revenues have increased from $17.4 million in 1994 to $37.0 million in 1998, a compounded annual growth rate of 20.85%. Our revenue growth is due in part to growth in customer assets, number of customer accounts and increases in the number and productivity of investment professionals. As of September 30, 1999, we had approximately 33,000 active customer accounts with account balances aggregating $3 billion.

   We believe that our growth has been primarily attributable to our ability to attract and retain highly productive, experienced investment professionals. As of September 30, 1999, we had 94 investment professionals. Our investment professionals generated average commissions of approximately $274,000, $311,000 and $359,000 in fiscal 1996, 1997 and 1998. Revenues from our retail brokerage business, excluding interest and account fees, grew from $15.8 million in 1994 to $33.0 million in 1998, a compounded growth rate of 20.2%. Retail brokerage fees represented approximately 90% of our total revenues for the same periods.

   With the high commission payout, the key to attaining profitability is to continue to attract high productivity investment professionals and maintain and control costs at the lowest level possible without sacrificing customer service. We believe that the opportunity exists to achieve substantial improvements on efficiency and productivity by automating more functions. Our investment professionals are independent contractors compensated solely on a commission basis without any fringe benefits. In addition, we do not clear securities transactions for customers but have entered into a clearing agreement with a subsidiary of Paine Webber Group, Inc. This allows us to avoid substantial fixed costs for back office operations, and maintain our net capital requirements at the lowest regulatory levels. Finally, we do not maintain a research department. Acquiring research from outside sources provides greater flexibility in product selection, results in lower fixed costs to us and better serves the customers' needs. Our investment professionals are not limited regarding the products they sell to their customers and they are encouraged to seek a variety of products from many different sources, almost none of which are originated by or through us.

   Recently, we began focusing on other rapidly growing sectors of the securities industry that are related to or dependent on Internet and electronic commerce technology. We are developing an on-line brokerage service through which individual clients will be able to trade Nasdaq, exchange listed securities and mutual funds. We provide real-time decision support and empower our investment professionals with relevant and timely information to better serve their clients. Our strategy is to join the convenience of Internet based securities trading while continuing the personal relationships provided by full service investment professionals. We intend to accomplish this by assigning an investment professional to each on-line customer.

Competitive Strengths

  . Supportive Infrastructure for Large Producers. We have developed an infrastructure and a culture which supports the relationship between our investment professionals and their clients. We understand that customers who are building and maintaining wealth seek trustful long term relationships with investment professionals based on timely service, care, knowledge, information and objective advice. We believe that we are one of the few independent retail brokerage firms that understands and can provide the services and supportive culture required for large producers with national retail brokerage experience. While the infrastructure and culture in themselves may not provide any sustainable competitive advantage in our business over the long run, our infrastructure and culture are in place at the present time. We believe this constitutes a substantial advantage in that we have the ability to conduct activities today, through our infrastructure, which would require others months or years to develop.

  . Trading Operations. We believe we are unique among independent retail brokerage firms, because we offer to our investment professionals direct access to our trading desks and the traders do not compete with our stockbrokers over customer orders. We believe this operating practice promotes better selection, price, choice and timely service to our investment professionals and their clients.

  . Experienced and Established Investment Professionals. Our investment professionals have established their clientele by focusing on the upper level of the market where customers are building and maintaining wealth through long term relationships and are less price sensitive. Our investment professionals have prior experience with national and regional retail brokerage firms. We believe that our investment professionals have some of the highest average commission revenues and service more client assets per investment professional than most other independent retail brokerage firms.

  . Experienced and Innovative Management. Our firm is led by our chief executive officer and president, Dale E. Frey, who was previously an executive vice-president and divisional manager for E.F. Hutton & Company, Inc. Larry Hayden, our senior vice president of administration, has over 30 years of experience in the financial services industry, including regulatory and compliance matters. Paul L. Hocevar, our chief financial officer and senior vice president, is an entrepreneur with many years of experience with other business ventures.

  . Low Customer Acquisition Cost. We have experienced growth in our customer base with limited marketing expenditures by retaining experienced and established investment professionals who were affiliated with national or regional retail brokerage firms and who have already established a long term relationship with their clients. We have been able to attract such investment professionals not only through our direct efforts, but also through referrals from our existing sales force. Hence, we have not found it necessary to conduct "end customer" marketing to grow and develop our business.

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

Our Goals

   Our goal is to be a highly respected full service retail brokerage firm by capitalizing on the changes occurring in the financial services industry. We intend to achieve our goal by:

  . cultivating long term relationships and placing the relationship between the client and our investment professionals first. We believe this special relationship is the essence of the business. We intend to maintain this relationship even with respect to Internet securities trading accounts by associating a specific investment professional with each such account

  . empowering our investment professionals with a complete selection of tools and services necessary to meet their client's needs by providing a full array of market data and non-proprietary financial products

  . providing trading services, electronic communications and the ability to conduct electronic commerce to our investment professionals and their customers. Our goal is to be the full service retail brokerage firm of choice for highly productive investment professionals

  . providing the support mechanisms to our investment professionals and their clients to conduct business in any mode desired, supported with real time data, from traditional brokerage operations to electronic commerce

  . merging the convenience of Internet based securities trading to the personal relationships provided by our full service investment professionals

  . recruiting investment professionals who are experienced with an established client base

Our Business Development and Operating Strategy

   We have developed and expanded our business by recruiting investment professionals who are experienced, have an established client base and who are employed by national or regional retail brokerage firms. We develop recruiting leads by advertising in financial publications and through active involvement of Mr. Frey and other members of management in industry organizations. Additionally, our independent investment professionals develop a significant number of our new recruits directly or from referrals.

   We have entered into an agreement with four of our investment professionals to recruit new investment professionals. They are entitled to one-half of the new investment professionals' gross commissions retained by us in the first year and 30% and 10% in the second and third years respectively. These investment professionals agree to pay their own expenses incurred in connection with their recruiting efforts.

   There are two factors of primary importance to the strategy--high volume and low capital costs and operating expenses. We seek to recruit entrepreneurial sales representatives with an established customer base who generate substantial gross commission income and who desire independence in conducting their brokerage business. Our investment professionals are independent contractors compensated on a commission basis without any fringe benefits. We offer these persons a percentage of their gross commission income substantially in excess of industry norms, flexibility in selecting investment products best suited to their customers' investment objectives, and supervision over branch office operations as required for regulatory compliance. In return, the investment professionals pay the capital costs and most operating expenses associated with their branch offices. Independent ownership and operation of branch offices enables us to expand our business with relatively minimal capital outlay and without a proportionate increase in either capital costs or operating expenses.

   We believe that we must invest in technology to automate our operational functions, including on-line order entry, the process for transferring new customer accounts to us, commission processing, accounting, supervision and electronic storage of documents and data. Under our business model it is imperative that we automate all possible functions to increase our operational efficiencies and, in particular, to control our labor costs.

   A barrier to our growth is the fact that many investment professionals won't make a decision because of the fear of the unknown in connection with setting up and operating their own independently operated branch offices. Most of the investment professionals have not established an office before or negotiated with telecommunication service providers or purchased computer equipment with the specifications necessary to properly function with our wide area network. Consequently, we plan to offer a "turn key" solution to newly-recruited investment professionals to remove as many of these obstacles as possible. On behalf of the new investment professional, we plan to secure office space, purchase and install the computer equipment, negotiate a contract with a telecommunications service provider and procure other items related to a complete office. We would use a portion of the proceeds of this offering to finance the up front costs of setting up these offices, and the investment professionals would repay us over a reasonable period of time.

   Historically, we have not conducted "end customer" marketing to grow and develop our business. Rather, we market by recruiting experienced and established investment professionals who already have established a substantial book of business based on long-term relationships with their clients. We focus on the upper level of the market where our investment professionals' clients are less price sensitive. This is because their clients are building and maintaining wealth through long-term relationships based on quality service, objective advice, care, knowledge and information.

   We believe that it is imperative that we acquire the latest technology in order to successfully recruit experienced and established investment professionals. We believe that we must invest in the following to successfully recruit new investment professionals:

  . enhancement and expansion of our network infrastructure

  . construction of an interactive website to facilitate a virtual operating environment

  . development of electronic commerce business opportunities, including on-line order entry for our investment professionals and their customers

   We believe that it is imperative to add the convenience of Internet based securities trading to the personal relationships provided by our full service investment professionals. We anticipate new retail clients because of the new on-line trading services. As opposed to the practices of most other broker-dealers that offer on-line trading services, each new on-line retail client will be assigned to a specific independent investment professional. We believe this will be an effective recruiting tool for us.

   See "Risk Factors--Our present management team may not be capable of fully implementing our business plan," which describes problems we may face with the recent departure of our Senior Vice President of Operations.

Our Trading Activities

   Our trading departments generally do not trade for their own account. The primary purpose of the trading department is to service our investment professionals' orders. Most of our listed orders are routed to execution sources providing superior service, while at the same time being sensitive to execution costs. Our over-the-counter orders are executed through a network of unaffiliated Nasdaq market makers with no single market maker executing all trades. This allows us to fill client orders quickly and efficiently by choosing the market maker we deem best in each particular stock. Additionally, we offer execution services through the "Brass" electronic order flow management system, which has been licensed to us. This system routes orders to market markers and electronic communication networks.

   Our fixed income trading division assists our investment professionals in buying, selling or shopping for competitive yields and terms of fixed income securities, including municipal bonds, corporate bonds, U.S. Treasuries, mortgage-backed securities, government sponsored enterprises, unit investment trusts and certificates of deposit. If our investment professionals use our department traders for debt securities, generally we execute the transaction as a principal and charge markups and markdowns. Our investment professionals

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

have the choice of buying and selling securities from the clearing firm or its affiliates' inventory or utilizing our traders to shop the street for better product and prices. Department traders shop for price improvement and superior securities in the inter-dealer and wholesale markets on behalf of our investment professionals and negotiate prices and terms. The department traders negotiate prices and terms with the objective of best possible execution for our investment professionals' clients.

Products and Services We Offer

   We offer our investment professionals a broad array of products and services designed to assist them with their client's investment needs and allow them the convenience of maintaining a single brokerage relationship for simplicity and security. Our investment professionals are able to consolidate their client's holdings in a single report through our report writing software package.

   A unique benefit for our investment professionals over their counterparts at national brokerage firms is selection and choice. Our investment professionals are free to select the products and services that best meet the needs of their clients. We have selling agreements with over 66 mutual fund families representing over 5,000 mutual funds. In the variable insurance product area we have selling agreements with over 46 insurance companies representing 82 variable annuity products and 38 variable life products. Additionally, we have agreements with 34 insurance carriers, representing 169 general insurance products. General insurance includes fixed annuities, universal life, term, long-term care, whole life, immediate annuities, straight life and health insurance. We participate in eight fee based asset management programs which provide access to approximately 80 money managers, six mutual fund asset management programs, including the Charles Schwab One Source program with 200 mutual fund families and approximately 1,500 mutual funds.

   We do not have proprietary products that we induce our investment professionals to sell to their clients. Thus, the clients' investment decision for products is not influenced by our need to sell proprietary products. We place the relationships between our investment professionals and their clients first.

Our Portfolio Management Services

   We have arranged for our investment professionals to offer their clients portfolio planning and management. We use a consultative approach to portfolio planning and management for our investment professionals' clients. Generally, sponsors of asset management programs arrange for a number of well-known investment advisors to offer their services to clients who have a minimum of $100,000 to invest. The sponsors will select the investment managers eligible to participate in the various programs and will perform other services in connection with the program. This is our comprehensive approach to the total portfolio planning and management process that allows our investment professionals to play a key consultative role in the investment decisions of their clients.

   The strategic alliance with the sponsors of the programs allows us to offer professional portfolio planning and management through industry leaders and without the fixed overhead costs. Our independent investment professionals can offer asset management services to their clients through third party sponsors, such as CSC Choice, B.C. Ziegler, Portfolio Management Consultants, Lockwood Financial, Brinker Capital and Charles Schwab. The programs are wrap fee arrangements where the investment professional's clients are charged generally a quarterly program fee. The program fee is a fixed fee in which the investment professional earns a percentage of the program fee.

How We Provide Research

   We do not conduct any research activities which can lead to conflicts of interest. Instead, we procure research and make it available to our investment professionals. They then have relevant, timely information so they may provide quality service and advice to their clients. We provide research to the investment professionals from several sources, including PaineWebber, Standard & Poor's Reports and Wall Street by Fax.

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

Currently, PaineWebber offers research on 805 different companies. Standard & Poor's Reports On-Demand offers independent investment professional current opinion on the stocks it has recommended to its clients. Standard & Poor's Wall Street Consensus gives the latest buy/hold/sell recommendation and earnings estimates of key analysts. It includes 3,500 companies and is updated every 5 days. Standard & Poor's Reports On-Demand offers Wall Street's current opinion on the stock recommendations to customers. Reports also include Standard & Poor's widely followed STARS (Stock Appreciation Ranking System) to guide in making investment choices. Standard & Poor's also has an Alert Service available that continuously monitors corporate movement and faxes reports on the companies as soon as they are released. Wall Street by Fax offers
500,000 reports. The PaineWebber research is sent to the investment professionals free of charge, whereas the investment professionals must request the other research services and are charged by report for the Standard & Poor's Reports and Wall Street by Fax research services.

Our Customer Service Department

   We maintain an experienced customer service department that assists our investment professionals in familiarizing themselves with our vast array tools, services, policies and procedures. The department also assists in document management and compliance with regulatory requirements. The department has developed an excellent working relationship with our clearing firm and provides valuable assistance to our investment professionals. Similar to trading, the customer service department exists to service the needs of our investment professionals. As of September 30, 1999, there were approximately 20 employees in the operations department. The employees have daily contact with CSC regarding margin calls, wire transfers, new customer accounts and other operational matters.

Our Clearing and Settlement Procedures

   We are an "introducing broker" and do not clear our own transactions. We have developed a strategic alliance with Correspondent Services Corporation, a subsidiary of Paine Webber Group, Inc., as our clearing agent. CSC effects clearance and settlement of our securities transactions in a cost effective manner. We act or interface between our independent investment professionals' customers and the clearing firm. We believe the strategic alliance with CSC has been beneficial in our recruiting efforts because of the industry name recognition of its parent corporation. The utilization of the clearing firm also reduces the fixed overhead costs associated with conducting clearing operations for our investment professionals. The clearing arrangement enhances our retail brokerage operations by permitting expanded services, such as customer margin accounts, and a broader inventory of securities for customer purchases on credit, and a high level of transaction execution and electronic information services.

Our Information Technology and Systems

   Our operations rely heavily on our information and communications systems to provide the broad array of market data and financial products to our investment professionals. We have developed and managed a wide area network to provide market data and financial product information to them. Service contracts have been negotiated with several information service providers, such as the New York Stock Exchange, Dow Jones News, Quotron, Bloomberg, the American Stock Exchange, and Reuters. These services are provided over our network. Our investment professionals can access customer account information, obtain securities prices, financial news, financial products information and other financial information either via our network or the Internet. Clients of the investment professionals can also access their account information via the Internet.

   Our computers are linked to all major markets and our primary custodians. Most functions are fulfilled over the network, but the opportunity exists to achieve substantial improvements in efficiency and productivity by automating more functions through the network.

   To enhance the reliability of the system and integrity of data, we maintain and carefully monitor backup and recovery functions. These include duplication and storage of all critical data from the clearing agent and data service firms on our server in Denver.

   The wide area network also provides access to the Internet, individual web sites, and product information. We download daily the transactional information from CSC for brokerage account information and DST Systems, Inc., an independent data bank and reporting service for transactional information from dozens of mutual fund and annuity companies. Our investment professionals can produce various reports via this information network for their clients. We are committed to providing real-time decision support to our investment professionals through state of the art technology at affordable costs.

   In addition, in the near future, we will create our interactive website that will have the following capabilities:

  . Intranet for internal use (e.g., training, education, communications, compliance notifications, outsourcing information, etc.)

  . Internet for broker recruiting, which would include our brand message and recruiting story

  . Internet for customers to review reports, research via links to third party providers and other financial information

  . Internet for on-line trading

   The financial services industry has been dramatically effected by the Internet and the discount brokerage sector of the securities industry, characterized by dramatic increases in the volume of on-line trading. We are committed to empowering our investment professionals and their clients with the support mechanism to conduct business in any mode they desire. We believe joining the convenience of Internet based securities trading with the relationship provided by our experienced full service investment professionals will provide the ultimate in quality service and advice to clients. We believe offering on-line trading should be a natural extension to the current services we provide.

   We are in the process of determining the scope of the services and products that will be offered to our investment professionals and their clients by electronic commerce. The technology platform of the clearing firm is an integral part of our overall platform and will determine the technology that we must develop or acquire from other vendors. CSC is developing on-line Internet trading capabilities for equity securities, and we are currently testing the system under a pilot program. CSC may provide other services by electronic commerce in the future. We are currently evaluating CSC's technology architecture for its proposed electronic commerce services. We are also evaluating other clearing firms which have the technology necessary to offer the overall scope of services and products which we desire, including on-line trading capabilities.

   Assuming the pilot program is successful, we hope to begin offering a secure Internet on-line trading system for our investment professionals' customers by the first quarter of 2000. Our current plans are to charge customers $29.95 per Internet trade. We anticipate that our investment professionals' customers will be able to obtain account information, quotes and a wide variety of news and research services, as well as enter orders to buy and sell securities. We will be somewhat unique to the Internet on-line trading broker dealers, because we will assign an experienced investment professional to each new client's account. Existing clients will retain the same investment professionals for their Internet trades.

   System enhancements planned for the future include providing our investment professionals with on-line order entry and trade data, processing and approval; commission and other accounting data; regulatory compliance controls for our operations; built in trading parameters for clients accounts and the independent investment professionals; and broker registration information.

   See "Risk Factors--Our present management team may not be capable of fully implementing our business plan," which describes problems we may face with the recent departure of our Senior Vice President of Operations.

The Competition We Face

   The financial services industry is highly competitive and we expect competition to intensify. We encounter direct competition primarily from established brokerage firms. We compete with some of these firms on a national basis and with others on a regional basis. Our competitors include large and well established national and regional retail brokerage firms as well as relatively new securities firms, a growing number of which are rapidly developing firms that are using technology to win business away from the more traditional firms. General financial success with the securities industry and the increasing popularity of the Internet will together attract additional competitors for us, such as banks, software development companies, insurance companies and providers of on-line financial and information services.

   In recent years there has been a significant consolidation in the financial services industry. Commercial banks and other financial institutions have acquired or established broker-dealer affiliates and begun offering financial services to individuals traditionally offered by securities firms. These firms have the ability to offer a wide range of products, including lending, deposit taking, insurance, brokerage, investment management and investment banking services. This may enhance their competitive position by attracting and retaining customers through the convenience of one-stop shopping. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial service revenue to gain market share.

   Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of products and services than we do and have greater name recognition, more established reputations and more extensive client and customer bases. Because of these resources, our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements due to superior systems capabilities. They may also be better able to undertake more extensive promotional activities, offer more attractive terms to customers, clients, investment professionals, and employees and adopt more aggressive pricing policies compared to our firm.

   In the on-line brokerage business we will be competing with discount brokerage firms which generally execute transactions for customers without offering other services such as research, portfolio valuation and investment recommendations. We will compete directly with the numerous discount brokerage firms already operating on the Internet. Our principal competitors, among others, will include Charles Schwab, Fidelity Brokerage Services, E*Trade, Waterhouse Investor Services and Datek On-line. Many of these firms execute transactions for their customers through the Internet. The number of on-line discount brokerage brokers has been increasing rapidly as this form of trading continues to gain market acceptance. The principal competitive factors in on-line discount brokerage include price, customer service, system reliability, quality of trade execution, delivery platform capabilities, ease of use, graphical user interface, range of products and services, innovation, branding and reputation. In our brokerage business we also encounter competition from established full-commission brokerage firms such as Morgan Stanley Dean Witter, PaineWebber, Donaldson, Lufkin & Jenerette, Merrill Lynch, and Raymond James. Many of these brokerage firms have also begun conducting business on-line.

Our Investment Professionals

   Our brokers are independent contractors who offer such services as securities brokerage and asset management, as well as life insurance to individual, corporate, government and institutional clients. Under our structure, the investment professionals are independent contractors rather than employees and are financially responsible for their direct operating expenses including:

  . office facilities

  . furniture and equipment

  . support personnel

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

  . errors and omissions insurance

  . clearing and execution services via our network and other transaction related services

   However, the "payout" percentages of revenues to the investment professionals, primarily commissions, are, in general, substantially higher in comparison to other national retail brokerage firms which utilize the employer/employee structure. Accordingly, under our structure, the investment professional's net income potential, particularly for higher producing individuals, is generally considerably higher in comparison to net income potential under the prevailing employer/employee structure in the industry, even though our professionals assume responsibility for their direct operating expenses. Generally, the higher commission payout from our firm more than offsets these direct operating expenses.

   For regulatory purposes, all customer transactions and revenues produced by our investment professionals are recorded on our books and records and we are responsible for regulatory compliance supervision of our investment professionals. We supervise them to the extent necessary to meet the regulatory requirements of the SEC and NASD. Failure to meet these requirements can result in censures, fines, civil liability and even suspension or loss of our license as a registered securities broker-dealer. All branch office managers are required by us to be qualified as general securities principals and general securities representatives and, if required by the nature of the business, as registered options principals and municipal securities principals. They must pass appropriate qualifying examinations in those categories.

   In addition, we charge our investment professionals for clearing, execution, services offered via our network and other transaction related services necessary to conduct securities brokerage activities. We are responsible for providing back office support for our investment professionals, including trading, due diligence on products and sponsoring investment banking services, regulatory and compliance matters, and other related services.

   For federal and state income tax purposes, our investment professionals are treated as independent contractors and not employees. In 1989, we received a determination letter from the Denver District of the Internal Revenue Service stating that our brokers would be treated as independent contractors for federal income tax purposes. We have consistently relied on the determination letter and the representations therein when conducting our operations. In 1995, the IRS examined our employment tax returns for 1993 and 1994. In 1998, the IRS accepted our position that our investment professionals were independent contractors for federal employment tax purposes.

Regulation Of Our Business

   The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. We are a broker-dealer registered with the SEC and a member of the NASD, National Futures Association and the Commodities Futures Trading Commission. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD. These self-regulatory organizations adopt rules, subject to approval by the SEC, governing in the industry and conduct periodic examinations of broker-dealers. Securities firms are also subject to regulation by state securities authorities in the states in which they do business. We are registered as a broker-dealer and as an investment advisor in 50 states and the District of Columbia.

   The principal purpose of regulating broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker-dealers. The regulations to which broker-dealers are subject cover all aspects of the securities business, including:

  . training of personnel

  . sales methods

  . trading practices among broker-dealers

  . uses and safekeeping of customers' funds and securities

  . capital structure of securities firms

  . record keeping

  . fee arrangements

  . disclosure to clients

  . the conduct of directors, officers and employees

   SEC and self-regulatory actions can result in censure, fine, cease and desist orders or suspension or expulsion of a broker-dealer or an investment advisor, its officers or its employees. We have undergone SEC and NASD examinations within the last few years and the regulatory authorities have alleged non-compliance violations. See "Legal Matters Affecting Us." We have employed a seasoned individual with a number of years of industry experience to manage our compliance and supervision departments.

   In addition to conducting supervision of our investment professionals as required by regulatory authorities, the professional qualifications, including the regulatory records maintained by the NASD and state securities commissions, of all candidates under consideration to become affiliated with us are subjected to review by a committee comprised of our management personnel and outside legal counsel. Since 1995, we have required all investment professionals to have errors and omissions insurance. These additional procedures were established to mitigate the risks associated with retaining new investment professionals.

Effect of Net Capital Requirements

   As a registered broker-dealer, we are subject to regulatory net capital rules administered by the SEC. The rule specifies minimum net capital requirements for all registered broker-dealers and is designed to measure financial integrity and liquidity. Our broker is required to maintain net capital not less than $250,000 and shall not permit its aggregate indebtedness to exceed 1,500 percent of its net capital. As of September 30, 1999, our net capital was $357,096 and aggregate indebtedness was 676% of our net capital. Failure to maintain the required regulatory net capital may subject a firm to suspension or expulsion by the NASD, certain punitive actions by the SEC and other regulatory bodies and, ultimately, may require a firm's liquidation.

Properties

   Our executive offices are located in Denver where we lease 24,000 square feet. The terms of the leases expire in 2003 and 2009. Our aggregate monthly lease payments are about $23,000.

Employees

   We believe that one of our strengths is the quality and dedication of our people and the shared sense of being part of a team that provides timely quality, service to our clients. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees. We also believe that our employees should have an equity stake in the firm. Our employees as a group own roughly 25% of our equity on a fully diluted basis. As of September 30, 1999, we had 52 employees, none of whom is represented by a labor union.

                           LEGAL MATTERS AFFECTING US

   We are a party to the following legal proceedings.

 U.S. Lending Litigation

   Certain individuals who purchased debentures and/or preferred stock issued by U.S. Lending Corporation ("USL") have brought three lawsuits in state courts in Colorado, Florida and Texas against us and approximately 30 other broker-dealers, numerous individual salesmen and former officers and directors of USL. The three cases assert essentially the same claims under the securities laws of each state, and common law principles of negligent misrepresentation and negligent failure to supervise. The individual plaintiffs hope to be designated class representatives and obtain recission of the purchase of USL securities on behalf of all of the purchasers from January 1993 to March 1995. The cases are at various stages of pre-trial proceedings, including limited written discovery and depositions.

   In Florida, the Court dismissed claims against all non-Florida resident defendants who did not sell securities to at least one of the proposed class representatives in the State of Florida. The plaintiffs have appealed this ruling to the Florida Court of Appeals. As a result of this ruling, all of our officers, directors and investment professionals in that case, except one, have been dismissed. The Court has denied the plaintiffs' request to certify them as class representatives but permitted them to renew their request in the future.

   In Colorado and Texas, the plaintiffs' request to be certified as class representatives is pending, but the Courts have deferred ruling on class certification until after resolution of our motions for summary judgment. We have moved for summary judgment seeking dismissal of the cases because there is a substantial question as to the plaintiffs' ability to bring their claims in light of a plan of reorganization approved by the court in the USL bankruptcy. In Colorado, the Court ordered the plaintiffs to seek clarification of the bankruptcy judge's rulings, and our motion was granted to stay the case pending a final ruling on our motion for summary judgment. In Texas, our motion is awaiting oral argument before the judge.

   We have answered the three complaints and denied liability. At present, it is difficult to estimate how much is at stake in this litigation. The currently named plaintiffs invested less than $60,000 through our broker-dealer. We sold approximately $5,000,000 of the total $28,000,000 raised by USL. The balance was sold by the other broker-dealers. If the class is ultimately certified against us, they will likely seek recission of the amount invested through us plus interest, attorneys' fees and costs.

   The investors received a substantial, but presently unknown, amount of interest and/or return of capital. In addition, we have settled claims with other plaintiffs or claimants representing approximately $500,000 of USL securities purchases. These amounts would offset any liability to the class.

   At present, our litigation counsel cannot evaluate the likelihood of an unfavorable outcome as to these cases. If any or all of the suits are certified as class actions and if we were to lose at the trials of the cases, the damages could be material and exceed our current ability to pay without using some of the proceeds from this offering.

 Individual Arbitrations and Litigation

   As of September 30, 1999 we are also a defendant or co-defendant in six separate NASD arbitration actions and one lawsuit brought by certain individuals alleging various claims against us and/or our investment professionals. We believe that in each of these pending matters, we have meritorious defense or offsets that will enable us to settle the cases without a material adverse effect on us. Our counsel in each of these cases, however, cannot give us an evaluation of the likelihood of an unfavorable outcome. Although we do not believe that the loss of any one of the cases would have a material adverse effect on us, if several or all of the cases were lost and the claimants or plaintiffs were awarded the full amount of their alleged losses, we might not be able to pay the full amount of the damages awarded without using a substantial portion of the proceeds from this offering, which amount could be material.

 NASD and SEC Investigations

   We have been the subject of an NASD investigation and an SEC investigation of various aspects of our business. The SEC investigation partially overlapped the NASD investigation regarding the two securities offerings of Nevada Gold in which we acted as the selling agent. The SEC staff was authorized to investigate whether there were misrepresentations or omissions with respect to the Nevada Gold securities offerings, whether the Nevada Gold offerings were exempt from registration under Regulation D, whether certain individuals or entities were acting as unregistered brokers or dealers in connection with the sale of Nevada Gold securities and, if so, whether they failed to maintain net capital as required by the Exchange Act and applicable regulations, whether funds received in connection with the Nevada Gold offerings were promptly transmitted to an appropriate escrow account and whether certain individuals may have failed to supervise persons subject to their supervision who engaged in the alleged violations described above.

   The SEC staff has now informed us that it has concluded its investigation and will seek to obtain authority from the Securities & Exchange Commission (the "Commission") for the filing of an administrative complaint against us and one or more of our officers, directors and employees. Although the staff has generally described the results of its investigation to us, we do not know the precise violations of the securities laws and/or regulations that will be alleged in the complaint if and when it is authorized by the Commission. We are therefore unable to describe the allegations that may be made against us or the financial penalties or other sanctions that may be sought against us and/or our officers, directors and employees.

   As an outgrowth of the SEC investigation, the SEC staff has referred the activities of an investment professional in one of our branch offices to the Colorado Attorney General's office. We have been notified by the Colorado Attorney General's office that it and a statewide grand jury are investigating the activities of the investment professional for financial misconduct and that they have expanded the investigation to include us and our principals and employees. The investigation is in the early stages and we have reviewed the matter and do not believe there is any wrongdoing on our part or on the part of our principals or employees.

   We settled the NASD investigation by agreeing to a consent order, without admitting or denying the NASD's allegations. We consented to a fine of $50,000, and our chief executive officer consented to a 30-day suspension from association in all principal capacities with our broker/dealer. It is customary that a principal of the firm is sanctioned at the same time. The alleged violations are for failing to promptly deposit money into an escrow account in connection with two securities offerings in 1994 and 1995, failure to establish a qualifying account to receive, hold and distribute investor funds with respect to two 1994 securities offerings by Nevada Gold & Casinos, Inc. ("Nevada Gold"), failure to return investor funds when the minimum sales contingency was not met, permitting persons to function in a principal capacity before such persons passed the appropriate examinations, failure to supervise a person formerly associated with us and failure to establish, maintain and enforce adequate written supervisory procedures.

   In November 1999, the consent order was approved by the NASD. We have been informed that our chief executive officer will be suspended from all principal capacities with our broker/dealer from December 20, 1999 through January 19, 2000. During the suspension, Mr. Hayden will serve as the executive representative for our broker/dealer.

                                   MANAGEMENT

Our Directors and Officers

   The following table sets forth certain information concerning our directors and executive officers:

                                                               Beginning Term
            Name             Age        Positions Held           of Service
            ----             ---        --------------         --------------
 Dale E. Frey...............  70 Chairman of the Board,        September 1989
                                  President, Chief Executive
                                  Officer and Director

 Cornelia F. Eldridge.......  57 Director                      September 1989

 Michael R. McClurg.........  59 Director                      September 1989

 William R. Tennison, Jr. ..  57 Director                      June 1997

 Paul L. Hocevar............  52 Senior Vice President and     April 1996
                                  Chief Financial Officer

 Larry Hayden...............  63 Senior Vice President of      April 1999
                                  Administration(1)

--------

(1) As discussed in "Legal Matters Affecting Us--NASD and SEC Investigations," Mr. Hayden will be our acting Chief Executive Officer and general securities principal from December 20, 1999 to January 19, 2000.

   No arrangements exist between directors, officers, or other persons which resulted in the selection or election of any of the above-named persons. All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers serve at the pleasure of the board of directors.

   The principal occupations of the persons named above for at least the past five years are as follows:

   Dale E. Frey has been the Chief Executive Officer, President and a Director of the parent and the broker since inception. From January 1967 until December 1987 he was an Executive Vice-President and Regional Manager of E.F. Hutton & Company, Inc. and served on its board of directors. From January 1988 until September 1988, he was an Executive Vice President of Shearson Lehman Hutton, Inc. While with Hutton, Mr. Frey managed over 1,200 employees who generated revenues of $150 million per year. His eleven-state region captured 25% of the total market share (based on gross commission revenues) of the securities business within that region based upon the McGlagan Report which was a survey prepared for the securities industry. Mr. Frey graduated from the University of Colorado in 1958 with a degree in aeronautical engineering.

   Cornelia F. Eldridge has been a Director of the parent since September 1989. Since 1987, Ms. Eldridge has been self-employed through Eldridge Associates, New York, New York, engaged in the business of management consulting. From August 1984 until December 1986 she was a Partner in Ditri Associates,
New York, New York, engaged in the business of management consulting. Ms. Eldridge graduated from Ohio Wesleyan University in 1963 with a Bachelor of Arts degree in Art and French and from the University of Massachusetts in 1968 with an MBA.

   Michael R. McClurg has been a Director of the parent since September 1989. Since May 1993, Mr. McClurg has served as President, Chief Executive Officer and Director of DDx & Co., engaged in the business of detecting estrus in cows to maximize the efficiencies of artificial insemination programs on dairy farms and beef ranches. Mr. McClurg has 37 years of business management, finance, and investment experience. From 1962 to 1980 Mr. McClurg was an investment banker on Wall Street with three different firms. His last and most notable position while on Wall Street was as Senior Vice President of Dillon, Reed & Co. Inc. From 1980 to 1983 he formed and managed several specially designed oil and gas limited partnerships for institutional investors. In 1983 he moved to Denver, Colorado where he served as President, Chief Executive Officer and Director of High Plains Oil Corporation, a Nasdaq listed oil and gas exploration and production company that was sold to a New York Stock Exchange listed company in 1987. Since June 1987, Mr. McClurg has served as President, Chief Executive Officer and a Director of M.R. McClurg & Co., Inc., which provides financial consulting services to a variety of companies and provides assistance in arranging financing and mergers and acquisitions. Mr. McClurg graduated in 1962 with a Bachelor of Science degree in finance/marketing from Indiana University.

   William Tennison, Jr. has been a Director of the parent since June 1997. Since 1991, Mr. Tennison has been a registered representative affiliated with the broker as an independent contractor and has served on the broker's board of directors since the summer of 1997. He specializes in retirement and estate planning. He began his professional career in 1971 at E.F. Hutton & Company advancing to First Vice President and served on the Directors Advisory Council. In addition to his primary function as an Account Executive, he held numerous managerial positions at branch, regional and national levels. He developed and published a highly respected training program, The Bill Tennison Master Class, utilized throughout the securities industry. He is a frequent speaker at securities industry sales conferences and other professional conventions. Mr. Tennison graduated from Arizona State University in 1963 with a Bachelor of Science degree in industrial management and the University of Arizona in 1965 with an MBA.

   Paul L. Hocevar has been employed by the broker since September 1995 and has served as a director of the broker and Chief Financial Officer of the parent since February 1996 and August 1996, respectively. From March 1991 to September 1995, he was President and Director of COMgroup International and affiliates, privately owned international telecommunication companies, with cellular, paging, e-mail and Internet access projects in Yugoslavia, Malta, Kuwait, and other international locations. From January 1983 to February 1991, he was a Partner with Arthur Andersen & Company, an international accounting firm as a tax specialist. From September 1973 to April 1982, he was employed by Peat, Marwick, Mitchell & Co., an international accounting firm. He was promoted to partner in June 1979, and was a member of the firm's oil and gas tax practice team from 1973 through 1982. He has been an author, a lecturer, a speaker and an expert witness on numerous occasions during his professional career. He graduated from the University of Denver in 1969 with a degree in accounting and the University of Denver College of Law in 1973 with a Juris Doctorate degree.

   Larry Hayden has been employed by the broker since April 1999. From February 1998 to April 1999, he served as Vice President of Compliance for Fiserv Correspondent Services, Inc. Since 1991, through his consulting firm, L.D. Hayden & Associates, he has provided independent compliance audits for brokerage and investment advisory firms as well as management reviews focusing on strategic planning, employment practices and structured hiring practices. From 1986 to 1991, he served as President of CFP Board of Standards (formerly The International Board of Standards and Practices for Certified Financial Planners). Mr. Hayden was Executive Vice President and a Director of Hanifen, Imhoff Inc., a regional NYSE member firm from 1977 to 1984. From 1973 to 1977, he served as Vice President, Treasurer and Director for Westamerican Financial Corporation, a national distributor of mutual funds. From 1968 through 1973, Mr. Hayden was employed by the National Association of Securities Dealers as Assistant District Director in the Denver District office. He was also a member of the Board of Governors of the NASD. He is an Arbitrator for the NASD and frequently serves on Nasdaq listing qualification hearing panels. Mr. Hayden graduated in 1961 from Western State College with a Bachelor degree in Business Administration and received a Masters degree in organizational management from the University of Phoenix in 1996. He received his Certified Financial Planner designation in 1982 and is a member of the Institute of Certified Financial Planners.

Term and Compensation of Directors

   Our board of directors is divided into three separate classes (Class I, Class II and Class III), with one class of directors elected at each annual meeting to serve a three year term. Each director elected serves in such capacity until the next annual meeting of our shareholders where that class is re-elected or until their successors are duly elected and qualified. Directors that are not employees or investment professionals each receive $2,000 for each meeting of the board of directors that they attend and $500 for attending a meeting of a committee of the board of directors. Each of our directors is reimbursed for any expenses incurred by such director in connection with such director's attendance at a meeting of the board of directors, or committee thereof. Directors who are employed by us receive no compensation from us for serving on the board of directors.

Term of Executive Officers

   The present four-member board of directors names each of our executive officers at the first board meeting following our annual meeting of shareholders. Each officer serves at the behest of the board of directors and until their successors are elected and appointed or until the earlier of their death, resignation or removal.

Committees of the Board of Directors

   We have appointed certain members of our board to serve on various committees of the board of directors. The board of directors has established three standing committees: (a) the compensation committee; (b) the audit committee; and (c) the planning committee.

   Compensation Committee. The compensation committee is responsible for reviewing the performance of our chief executive officer; reviewing and recommending the compensation of our executive officers, including the chief executive officer; recommending and approving stock option grants and restricted stock awards to management; reviewing and recommending non-cash compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the chief executive officer on miscellaneous compensation issues. The members of the compensation committee are Mr. McClurg and Ms. Eldridge.

   Audit Committee. The audit committee reports to the board of directors in discharging its responsibilities relating to our accounting, reporting and financial control practices. The audit committee has general responsibility for oversight of financial controls, as well as our accounting, regulatory, and audit activities, and annually reviews the qualifications of the independent auditors. The audit committee is composed entirely of outside directors. The members of the audit committee are Mr. McClurg and Ms. Eldridge.

   We have not designated a nominating committee. The entire board of directors acts to nominate persons for election as directors.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the board of directors consists of Mr. McClurg and Ms. Eldridge, none of whom has been or is an officer or employee. No interlocking relationship exists between any member of the compensation committee and any member or any other company's board of directors or compensation committee.

Indemnification of Officers and Directors

   Our amended and restated certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as breach of a director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

   Section 145 of the Delaware General Corporation Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend such an action are entitled to indemnification against expense reasonably incurred in connection therewith.

                                  COMPENSATION

   The following table sets forth information as to compensation paid by us, to the named persons.

                           SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                                           -------------------------------
                                   Annual Compensation             Awards          Payouts
                                -------------------------- ----------------------- -------
                                                   Other     Other                           All
                                                  Annual   restricted                       Other
   Name and principal    Fiscal                  Compens-     stock                  LTP   compen-
        position          year   Salary   Bonus  sation(1)  award(s)  Options/SARs Payouts sation
   ------------------    ------ -------- ------- --------- ---------- ------------ ------- -------
Dale E. Frey............  1998  $600,000     --       --      --            --       --      --
                         1997    600,000 $37,500      --      --        350,000      --      --
                         1996    600,000     --       --      --        100,000      --      --

Scott T. Gillespie(2)...  1998  $133,185     --   $ 9,000     --        107,500      --      --
                          1997   133,110     --     6,250     --         25,000      --      --
                          1996   133,110     --       --      --            --       --      --

Paul L. Hocevar.........  1998  $180,100     --       --      --            --       --      --
                          1997   155,000     --   $12,500     --        150,000      --      --
                          1996   130,000     --       --      --         50,000      --      --

--------
(1) Warrants issued and exercised at less than the fair value of the stock.

(2) Mr. Gillespie resigned as an officer on November 19, 1999.

   We have an employment agreement with Mr. Frey which expires in September 2002 and provides for an annual salary of $600,000 and customary benefits. We anticipate that the annual salary rate during 1999 for Messrs. Hocevar and Hayden will be $180,000 and $110,000, respectively. Mr. Hayden was not employed by us until April 1999, and thus he will not receive his full annual salary for 1999.

   We also have Noncompetition and Nonsolicitation Agreements with Messrs. Hocevar and Hayden, which are contingent upon completion of our public offering. These agreements are for a term of 30 months commencing on the date of closing of the public offering, and, if the employment of any of these individuals were to terminate before the end of the term, they would be restricted from competing with us or soliciting our clients or investment professionals for the remainder of the term. If we were to terminate the employment of any of these individuals other than for cause before the end of the terms, they would be entitled under these agreements to an additional three months salary and the salary that would be payable to them if they were to continue to be employed to the end of the term of the agreements.

   The executive officers of the broker participate in an incentive compensation plan. The incentive compensation is determined annually based on annual consolidated net income before taxes. On the first $600,000 of incentive compensation for our executive officers the consolidated net income before taxes must equal or exceed two times the sum of the aggregate base salary plus incentive compensation payable to all executive officers. The factor increases as the consolidated net income before taxes increases for succeeding increments of incentive compensation. The following table illustrates the application of the foregoing formula and shows the aggregate annual incentive compensation for the first several income ranges, for which the factors are 2, 2.25 and 2.5, respectively:

                    Consolidated Net Income                          Amount of
                         Before Taxes                          Incentive Compensation
                  -------------------------------------      ------------------------------------
                     From                  To                   From                  To
                  ----------           -----------           ----------           ----------
                  $2,400,000           $ 4,200,000           $        0           $  600,000
                   4,650,001             6,600,000              600,001            1,200,000
                   7,200,001            11,400,000            1,200,001            2,400,000

Stock Options We Have Granted

   The following table sets forth certain information with respect to the options granted during 1998 to each of our executive officers listed in the Summary Compensation Table above:

                                                                           Potential
                                                                         Realized Value
                                                                           at Assumed
                                                                        Annual Rates of
                                                                          Stock Price
                                    Percent of                            Appreciation
                                   Total Options                           for Option
                                    Granted to   Exercise or                Term(1)
                          Options  Employees in  Base Price  Expiration ----------------
          Name            Granted#  Fiscal Year     $/Sh        Date     5%($)   10%($)
          ----           --------- ------------- ----------- ---------- ------- --------
Scott T. Gillespie(2)...  107,500      97.7%        $2.00     03/02/03  $59,340 $131,365

--------
(1) These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in our shares.

(2) Mr. Gillespie resigned as an officer on November 19, 1999.

   The following table sets forth certain information with respect to the options exercised by the executive officers named above during 1998 or held by such persons at year end.

                                                                                        Value of Unexercised
                                                     Number of Unexercised             In-the-Money Options(2)
                                                 Options at December 31, 1998           at December 31, 1998
                                                 ----------------------------         -------------------------
                           Shares
                          Acquired      Value
          Name           on Exercise Realized(1)  Exercisable        Unexercisable    Exercisable Unexercisable
          ----           ----------- ----------  ----------------   ---------------   ----------- -------------
Dale E. Frey............    2,000      $6,000               350,000               --   $980,000        --
Scott T. Gillespie(3)...   12,000      45,000               107,500               --    322,500        --
Paul L. Hocevar.........      --          --                100,000               --    300,000        --

--------
(1) The value realized is based on the minimum anticipated offering price of $5.00 per share.

(2) The value of unexercised options is based on the minimum anticipated offering price of $5.00 per share.

(3) Mr. Gillespie resigned as an officer on November 19, 1999.

Our Stock Option Plan

   To attract and retain qualified personnel, we adopted the 1992 stock option plan. The plan initially covered approximately 300,000 shares. In February 1994, the number of shares available pursuant to the plan was increased to 600,000 shares and was later increased to 1,000,000 shares in May 1999 subject to shareholder ratification. The plan allows issuance of both qualified (or incentive) options and non-qualified options and has a term of ten years. Options have been and may be granted to employees, independent contractors, officers, directors and consultants at the discretion of the board of directors.

   Subject to the limitations of the Internal Revenue Code, incentive options will be granted to employees, including officers, at an exercise price not less than the fair market value of the underlying shares on the date of grant. The committee may elect varying vesting schedules, although it is anticipated that most option grants will require deferred vesting. To obtain favorable tax treatment, the holder of shares acquired through exercise of an incentive option may not dispose of those shares for two years from the date the option is granted and for one year from the date of transfer of any shares to the exercising option holder.

   Non-qualified options have been and may be granted under the plan by the committee to officers, directors, employees consultants and others having a business relationship with the Company. The option exercise price, option exercise period, option vesting and other matters will be at the discretion of the committee.

   As of September 30, 1999, options for the purchase of 602,500 shares are outstanding under the plan at a weighted average exercise price of approximately $2.29 per share. Such options expire at various times between 2000 and 2004.

Our Employee Stock Purchase Plan

   In April 1995, our board of directors approved the 1995 Stock Purchase Plan whereby employees, independent contractors, advisors and consultants of the parent company or the broker, at their election, may purchase shares and pay for such shares out of their compensation. The plan will terminate on March 31, 2005, or earlier upon not less than ten days' prior written notice. A maximum of 250,000 shares has been reserved for issuance pursuant to the plan. As of September 30, 1999, 34,527 shares have been issued pursuant to the 1995 plan for an aggregate of $69,054, or an average of $2 per share. On a quarterly basis, our board of directors determines the purchase price for shares issued pursuant to the plan. In determining the price, the board considers gross commission income for the preceding twelve months, the status and general outlook of the securities market and market valuations of publicly traded national and regional retail brokerage firms. During 1998 and 1999 there was no material activity in the plan. In June 1999, the board of directors determined the purchase price for shares issued pursuant to the plan was $5.00 per share.

   Each participant in the plan will receive, within 60 days after the last day of each fiscal year, a non-transferable option for the purchase of that number of shares as equals 20% of the total number of shares purchased by the participant pursuant to the plan during the preceding year. The options will be exercisable for a period of three years after the issuance date at an exercise price equal to the then value as established by our board of directors, but only so long as the holder of the option is employed by us or the broker as an independent contractor, consultant or advisor associated with us. However, if a public market exists for our shares, the exercise price will be the closing price on the last business day preceding the date of issuance of the option. The shares received upon exercise of the options will be subject to substantial restrictions on transfer.

   In the event the employment or independent contractor relationship should terminate for any reason, we have the option, exercisable within 60 days after the termination date, to purchase all shares owned by the participant for an amount equal to the value of such shares on the termination date as determined by our board of directors.

Our 401(k) Plan

   We maintain a 401(k) retirement savings plan. All of our employees meeting certain minimum eligibility requirements are eligible to participate in the 401(k) plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. The contribution cannot exceed the statutorily prescribed annual limit. The 401(k) plan permits us, but does not require us, to make additional contributions to the 401(k) plan. All amounts contributed by the employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times. For the years ended December 31, 1997 and 1998, we contributed $8,782 and $13,304, respectively, to the 401(k) plan.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our shares as of the date of this prospectus by:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares

  . each of our executive officers and directors

  . all executive officers and directors as a group

   Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days are treated as outstanding only when determining the amount and percentage of our shares owned by such individual. Each person has sole voting and sole investment power with respect to the shares shown except as noted.

                                        Shares
                                    Beneficially(2)
                                    Owned Prior To      Shares Beneficially
                                       Offering      Owned After Offering(16)
                                   ----------------- ------------------------
       Name and Address(1)          Number   Percent    Number        Percent
       -------------------         --------- ------- -------------- ------------
Dale E.
 Frey(3)(4)(5)(6)(7)(8)(9)........   861,601  17.5          861,601       12.0

William R. Tennison,
 Jr.(5)(6)(10)....................   293,153   6.4          326,859        4.8
174 Grand Avenue
Paonia, CO 81428

Robert Tointon(11)................   300,000   6.6          300,000        4.4
Post Office Box 1518
Greeley, CO 80632

Paul L. Hocevar(3)(4)(6)(12)......   201,292   4.3          201,292        2.9

Larry Hayden(4)(13)...............    15,000     *           15,000        --

Cornelia Eldridge(5)(14)..........    15,850     *           17,880        --
2455 E. Sunrise Blvd.
Suite 313
Ft. Lauderdale, FL 33304

Mike McClurg(5)(15)...............   162,383   3.5          196,744        2.9
2516 Tournament Dr.
Castle Rock, CO 80104

Executive Officers & Directors as
 a group (6 persons).............. 1,549,279  32.4        1,619,376       22.6

--------
 (1) The address of each of the persons listed above is 1700 Lincoln Street, Denver, Colorado 80203, unless indicated otherwise.

 (2) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options, warrants or rights currently exercisable or exercisable within 60 days of the date of this prospectus are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock outstanding as of September 30, 1999.

 (3) Executive officer of parent.

 (4) Executive officer of subsidiary.

 (5) Director of parent.

 (6) Director of subsidiary.

 (7) Includes options to purchase 350,000 shares of common stock.

 (8) Includes 60,500 shares of common stock owned by Mr. Frey's minor son.

 (9) Includes shares against which Mr. Frey's spouse may have a legal claim.

(10) Includes 46,361 and 15,815 shares of common stock owned by Tennison Revocable Trust and William R. Tennison IRA. Includes shares of common stock issued in the conversion to Tennison & Associates of which Mr. Tennison is an officer and director and warrants to purchase 14,500 shares of common stock.

(11) Includes 150,000 shares of common stock owed by Phelps-Tointon, Inc. of which Mr. Tointon is a director.

(12) Includes 50,000 shares of common stock owned by Paul L. Hocevar Keogh, and options to purchase 100,000 shares of common stock.

(13) Includes options to purchase 15,000 shares of common stock.

(14) Includes warrants to purchase 12,500 shares of common stock.

(15) Includes 70,984 shares of common stock owned by MR McClurg & Co. of which Mr. McClurg is an officer and director, 10,000 shares of common stock owned by Emma McClurg, wife, and warrants to purchase 12,500 shares of common stock.

(16) Takes into account 283,922 shares issued in conversion of debt as described under "Exchange of Debt."
*Less than 1.0%.

                              CERTAIN TRANSACTIONS

   During 1997 and 1998, we advanced to a newly formed limited liability company approximately $518,000 in debt and equity contributions to repurchase direct participating interests and other securities from claimants of our broker-dealer subsidiary. We are the manager of the limited liability company, which was formed by us to hold certain investments that are in the process of liquidating. The aggregate amount owed by the limited liability company to us has been reduced to approximately $475,000, as of September 30, 1999. During 1997 we recorded a reserve of $215,000 against our investment to address collectibility concerns. Net of this reserve, our September 30, 1999 debt and equity contributions are valued at $259,000.

   Contingent upon completion of this offering, Messrs. McClurg and Tennison and Ms. Eldridge have agreed to convert $175,242, $171,900 and $10,355, respectively, of subordinated debt in our debt exchange for 34,397, 33,706 and 2,030 shares of our common stock, respectively, at an assumed price of $5.10, which is 85% of our assumed offering price of $6 per share.

   We will not enter into transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to us than could be obtained from unaffiliated third parties. In any event, we will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

                      DESCRIPTION OF OUR EQUITY SECURITIES

Common Stock

   We are authorized to issue 25,000,000 shares of common stock, $.001 par value, of which 4,571,614 shares are currently issued and outstanding. Holders of shares are entitled to dividends as and when declared by our board of directors from funds legally available therefor, and upon our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends to date nor do we anticipate paying any dividends on our shares in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development and expansion of our business. The holders of shares are entitled to one vote for each share held of record by them, and do not have the right to cumulate their votes for election of directors. The holders of shares do not have preemptive rights.

Preferred Stock

   We are authorized to issue 1,000,000 shares of preferred stock, $.001 par value, of which no shares are currently issued. Our preferred stock may be issued from time to time by our board of directors as in one or more series. The description of shares of each series of preferred stock will be as set forth in resolutions adopted by the board of directors and a certificate of designation to be filed as required by Delaware law prior to the issuance of any shares of the series. The certificate of designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the board of directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the board of directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

  . the designation of the series and the number of shares constituting the series, provided that the aggregate number of shares constituting all series of preferred stock may not exceed 1,000,000

  . the annual distribution rate on shares of the series, whether distributions will be cumulative and, if so, from which date or dates

  . whether the shares of the series will be redeemable and, if so, the terms and conditions of redemption, including the date or dates upon and after which the shares will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates

  . our obligation, if any, to redeem or repurchase shares of the series pursuant to a sinking fund

  . whether shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any

  . whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of the voting rights

  . the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up

  . any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the series which may be authorized or permitted under Delaware law

   The shares of preferred stock of any one series will be identical with each other in all respects except as to the dates from and after which dividends thereon will cumulate, if cumulative.

Outstanding Options and Warrants

   From time to time we have issued options and warrants to purchase our common stock. As of September 30, 1999, we had outstanding options permitting the holders to purchase 602,500 shares of our common stock at a weighted average exercise price of $2.29 per share. See "Compensation--Our Stock Option Plan." We also had outstanding warrants permitting the holders to purchase 339,000 shares of our common stock at a weighted average exercise price of $2.20 per share.

Anti-Takeover Provisions

   General. Provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation may delay, discourage or prevent a change in control of us unless such takeover or change in control is approved by our board of directors. Such provisions also may render the removal of directors and management more difficult. Such provisions may discourage bids for common stock at a premium over the market price and may adversely affect the market price and voting and other rights of the holders of common stock.

   Amended and Restated Certificate of Incorporation. Our amended and restated certificate of incorporation provides that the board of directors is divided into three classes of directors, serving staggered three-year terms. Under the staggered board provisions, the shareholders may remove a director from office for cause only upon the affirmative vote of a majority of the outstanding voting stock, and without cause only upon the affirmative vote of 70% of the outstanding voting stock. Also, vacancies on the board of directors may be filled only upon the affirmative vote of two-thirds of the directors remaining in office. These provisions concerning the board of directors can be amended only upon the affirmative vote of 70% of the shares of voting stock outstanding.

   With a classified board of directors, at least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the board of directors. As a result, a classified board of directors, as well as the increased difficulty involved in removing directors and filling vacancies on the board, may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because such provision could operate to prevent obtaining control of us in a relatively short period of time. This classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us. We believe that a classified board of directors will help to assure the continuity and stability of the board of directors and our business strategies and policies as determined by the board of directors, since a majority of the directors at any given time will have had prior experience as our directors. We believe that this, in turn, will permit the board of directors to more effectively represent the interests of shareholders.

   The amended and restated certificate of incorporation requires that 70% of the our outstanding voting stock be affirmatively voted in favor of any provision which would provide for a merger or consolidation of us with or into any other corporation, the sale, lease, exchange or other disposition of all or substantially all of our assets or our dissolution.

   Other provisions in our amended and restated certificate of incorporation permit stockholders to act only at an annual or special meeting of shareholders, and they may not act by written consent. The amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by a majority of the entire board of directors, the chairman of the board, the chief executive officer or the president. In addition, under the amended and restated certificate of incorporation, a majority of the entire board of directors can make, alter or repeal the bylaws, while the affirmative vote of 70% of our outstanding voting stock is required to make, alter or repeal the bylaws.

   These provisions reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for shares of common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock, or was the owner of 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time our common stock is quoted on the American Stock Exchange. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                                EXCHANGE OF DEBT

   In August 1999, we asked our debt holders to convert their debt into our common stock at a rate per common share of 85% of the public offering price, contingent on the closing of this offering. The shares are not being registered as part of this offering and we have no plans or commitments to register these shares in the future. Holders of $1,448,000 of our debt elected to do so, and based on a public offering price of $5 to $7 per share, will receive between 341,000 and 243,000 shares upon closing. These shares are restricted from sale for 180 days following this offering pursuant to an agreement with us and the underwriters. The underwriters have agreed that they will release the shares from the lock up if our common stock trades at a 50% premium above the public offering price for 20 consecutive trading days.

                           SHARES ELIGIBLE FOR RESALE

   Prior to this offering, there has been no public market for our common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

   After this offering and the exchange of $1,448,000 of debt for common stock (see "Exchange of Debt"), we will have outstanding 6,855,536 shares of common stock. Of these shares, the 2,000,000 shares to be sold in this offering, or 2,300,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by any of our "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining 4,855,536 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, as summarized below.

   Pursuant to the "lock-up" agreements with either ourself or the underwriters, our officers, directors and the holders of 5% or more of our outstanding shares of common stock have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any of our common stock or securities convertible into, or exchangeable or exercisable for any of our securities for a period of 12 months from the date of this offering. In addition, under "lock-up" agreements between converting debt holders and either ourself or the underwriters, and holders of of the restricted shares have agreed not to do the same for a period of 180 days from the date of this offering. The underwriter agrees to release all shareholders from the lock-up provisions if our common stock trades at a 50% premium above the public offering price for 20 consecutive trading days. However, if the holder of the restricted shares is an individual, he or she may transfer any such securities either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, all of the restricted shares will be eligible for immediate sale, although shares held by affiliates will be subject to some volume, manner of sale and other limitations under Rule 144.

   Shares issued upon exercise of options and warrants we granted prior to the date of this offering will also be available for sale in the public market under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the then-outstanding shares of common stock or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale

   Sales under Rule 144 are also subject to some manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, for whom Neidiger, Tucker, Bruner, Inc. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite each underwriter's name below.

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Neidiger, Tucker, Bruner, Inc. ....................................
   D.E. Frey & Company, Inc. .........................................
                                                                       ---------
     Total............................................................ 2,000,000
                                                                       =========

   The Underwriting Agreement provides that the obligations of the several underwriters thereunder are subject to delivery of legal opinions by counsel and to the accuracy of our representations and warranties and compliance with our covenants as set forth in the Underwriting Agreement. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock, other than those covered by the over-allotment option discussed below, if any are purchased.

   The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to other securities dealers, who may include the underwriters, at such price, less a concession to them not in excess of
$         per share, or 9% of the public offering price. The underwriters may allow, and such selected dealers may reallow, a concession not in excess of
$         per share of common stock to other brokers and dealers. After this offering, the price to the public, concession, allowance and reallowance may be changed by the representatives. The representatives have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

   We have granted the underwriters an option to purchase up to 300,000 additional shares of common stock at the same price per share as we will receive for the 2,000,000 shares that the underwriters have agreed to purchase. This option is exercisable during the 45-day period after the date of this prospectus, solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table. If purchased, the underwriters will sell the additional shares on the same terms as the 2,000,000 shares are being sold. If the underwriters exercise the over-allotment in full, the total
public offering price will be $           , total underwriting discounts will
be $          , and total proceeds to us will be $          .

   We have also granted to the representative, or its assigns, on completion of the offering, warrants to purchase up to 200,000 shares of common stock. The warrants will be exercisable at a price equal to 120% of the initial public offering price for a period of four years, commencing one year from the effective date of this Registration Statement. Any holder of the warrants shall be permitted to exchange, in a cashless transaction, all or part of the warrants for our common stock. The cashless exchange shall be permitted commencing one year after the issue date of the warrants and only if our common stock is listed or approved for trading on an exchange, inter-dealer communication system, or national quotation bureau.

   The underwriter shall have a right of first refusal to act as our investment banker with respect to future public offerings and/or private offerings involving our securities or securities of our subsidiaries. The right of first refusal is valid for one year from the effective date of this Registration Statement.

   We have also entered into a consulting agreement with Neidiger, Tucker, Bruner, Inc. as a financial consultant at $2,000 per month for a 24 month period. Neidiger, Tucker, Bruner, Inc. will provide advice as to our trading market, will attempt to interest other broker dealers in our stock and will provide an ongoing critique as we pursue our business strategy and plans. The consulting agreement will terminate if the offering does not close or either party elects to terminate the underwriting letter of intent.

   The offering of the common stock is being made by the several underwriters subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order for the purchase of common stock in whole or in part.

   Except with respect to our stock compensation plans, and with respect to outstanding options and warrants, we have agreed not to issue, and some of our shareholders have agreed not to offer, sell or otherwise dispose of any of our shares of common stock or our other equity securities for a period of 180 days after the date of this prospectus without the prior written consent of the representative. Further our officers, directors and 5% shareholders have agreed not to offer or sell their securities for a period of 12 months without the representative's consent. This consent may be given in the representative's sole discretion and must be given if our common stock trades at a 50% premium over the initial offering price for a period of 20 consecutive trading days.

   We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

   Prior to this offering, there has been no public market for our common stock. Consequently, we negotiated the initial public offering price with the underwriters. Among the factors considered in such negotiations were:

  . prevailing market conditions

  . an assessment of our management

  . our results of operations in recent periods

  . the present stage of our development

  . the market capitalizations of other companies which we and the representatives believe to be comparable to us

  . estimates of our business potential

   There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering, such as the following:

  . the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have been sold to them

  . the underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option

  . the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market

  . the underwriter may engage in passive market making transactions

  . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members of other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise

   The effect of these transactions may be to stabilize or maintain the market price at a level about that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Because of the relationship between us and our wholly owned subsidiary D.E. Frey & Company, Inc., the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Neidiger, Tucker, Bruner, Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Neidiger, Tucker, Bruner, as representative of the underwriters, will receive a non-accountable expense allowance of 2 1/2% of gross offering proceeds upon closing of the offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock being offered will be passed on for us by Jones & Keller, P.C. Legal matters in connection with the offering will be passed on for the underwriters by John G. Herbert, P.C.

                                    EXPERTS

   The financial statements of D.E. Frey Group, Inc. as of December 31, 1998 and 1997 and the years ended December 31, 1998, 1997 and 1996 have been included herein in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the nine months ended September 30, 1999 and 1998, the independent accountants have not reviewed or audited such financial information and have not expressed an opinion or any other form of assurance with respect to such financial information.

                             AVAILABLE INFORMATION

   We have filed with the U.S. Securities and Exchange commission a registration statement on Form S-1 under the Securities Act with respect to the offer of our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us, please refer to the registration statement, including the exhibits and schedules thereto, which may be inspected without charge and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York, 10048, and Northwestern Atrium Center 500 West Madison Street, Suite 140, Chicago, Illinois 60661. The Commission maintains a website that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
D.E. FREY GROUP, INC. AND SUBSIDIARY

Introduction..............................................................  F-2

Pro Forma Condensed Statement of Financial Condition--September 30, 1999
 (Unaudited)..............................................................  F-3

Pro Forma Condensed Statement of Operations--For the Nine Months Ended
 September 30, 1999 (Unaudited)...........................................  F-4

Pro Forma Condensed Statement of Operations--For the Year Ended December
 31, 1998 (Unaudited).....................................................  F-5

Notes to Pro Forma Condensed Financial Information (Unaudited)............  F-6

Independent Auditor's Report..............................................  F-7

Consolidated Statements of Financial Condition--December 31, 1997 and 1998
 and September 30, 1999 (Unaudited).......................................  F-8

Consolidated Statements of Operations--For the Years Ended December 31,
 1996, 1997, and 1998, and For the Nine Months Ended September 30, 1998
 and 1999 (Unaudited).....................................................  F-9

Consolidated Statements of Shareholders' Deficit--For the Years Ended
 December 31, 1996, 1997, and 1998, and For the Nine Months Ended
 September 30, 1999 (Unaudited)...........................................  F-10

Consolidated Statements of Cash Flows--For the Years Ended December 31,
 1996, 1997, and 1998, and For the Nine Months Ended September 30, 1998
 and 1999 (Unaudited).....................................................  F-11

Notes to Consolidated Financial Statements................................  F-12

Schedule II--Valuation and Qualifying Accounts............................  F-23

                                  INTRODUCTION

D.E. Frey Group, Inc. and Subsidiary

   The accompanying unaudited pro forma condensed balance sheet Actual column reflects the Company's financial condition as of September 30, 1999. The pro forma debt exchange column reflects the exchange of shares of common stock for certain subordinated notes. The exchange is subject only to the completion of an initial public offering and the conversion price of the debt is 85% of the price at which shares are sold to the public, which has been assumed to be $6.00 per share. The pro forma offering adjustment column reflects the sale of 2,000,000 shares of common stock in this offering at an assumed offering price of $6.00 after deducting underwriting discounts and commissions and estimated offering expenses totaling approximately $1.8 million.

   The accompanying unaudited pro forma condensed statements of operations Actual column reflects operations for the year ended December 31, 1998 and nine months ended September 30, 1999. The adjustments column reflects the exchange of shares of common stock for certain subordinated notes assuming the conversion occurred at the beginning of the periods presented. The adjustments include the elimination of interest expense and amortization of deferred financing charges related to the debt that will be exchanged.

   These statements are not necessarily indicative of future operations or the actual results that would have occurred had the exchange been consummated at the beginning of the periods indicated.

   The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this prospectus.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

              PRO FORMA CONDENSED STATEMENT OF FINANCIAL CONDITION
                                  (Unaudited)

                             Actual       Pro Forma       Pro Forma    Pro Forma
                          September 30, Debt Exchange      Before      Offering
                              1999       Adjustments      Offering    Adjustments      Pro Forma
                          ------------- -------------    -----------  -----------     -----------

         ASSETS
         ------

Cash and Cash
 Equivalents............   $   952,634   $   (72,400)A   $   880,234  $10,297,966 B   $11,178,200
Securities Owned........     1,103,309           --        1,103,309          --        1,103,309
Receivables.............     2,028,740           --        2,028,740          --        2,028,740
Property and Equipment,
 at cost, less
 accumulated
 depreciation of
 $928,462...............       604,173           --          604,173          --          604,173
Deferred Financing
 Costs..................       401,247       (46,618)C       354,629          --          354,629
Other...................       418,703           --          418,703     (127,966)D       290,737
                           -----------   -----------     -----------  -----------     -----------
    Total Assets........   $ 5,508,806   $  (119,018)    $ 5,389,788  $10,170,000     $15,559,788
                           ===========   ===========     ===========  ===========     ===========

    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Commissions and
 compensation payable...   $ 1,829,640   $       --      $ 1,829,640  $       --      $ 1,829,640
Accounts payable,
 accrued expenses and
 other..................     1,236,089       (72,400) A    1,163,689          --        1,163,689
Notes payable to related
 parties................       357,500      (357,500) E          --           --              --
Other notes payable.....     6,062,517    (1,090,500) E    4,972,017          --        4,972,017
                           -----------   -----------     -----------  -----------     -----------
                             9,485,746    (1,520,400)      7,965,346          --        7,965,346
                           -----------   -----------     -----------  -----------     -----------
Shareholders' Equity:
  Common stock..........       457,161        28,392 E       485,553      200,000 B       685,553
  Other.................    (4,434,101)    1,372,990 C,E  (3,061,111)   9,970,000 B,D   6,908,889
                           -----------   -----------     -----------  -----------     -----------
    Total shareholders'
     equity.............    (3,976,940)    1,401,382      (2,575,558)  10,170,000       7,594,442
                           -----------   -----------     -----------  -----------     -----------
    Total Liabilities
     and Shareholders'
     Equity.............   $ 5,508,806   $  (119,018)    $ 5,389,788  $10,170,000     $15,559,788
                           ===========   ===========     ===========  ===========     ===========



             See accompanying notes to these financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (Unaudited)

                                         Actual     Adjustments   Pro Forma
                                       -----------  -----------  -----------
Revenues.............................. $32,483,437   $    --     $32,483,437
Expenses:
  Commissions, clearing and execution
   fees...............................  26,346,532        --      26,346,532
  Employee compensation...............   2,625,791        --       2,625,791
  Interest............................     499,157   (108,600)F      390,557
  Other...............................   3,770,102     (7,770)G    3,762,332
                                       -----------   --------    -----------
    Total expenses....................  33,241,582   (116,370)    33,125,212
                                       -----------   --------    -----------
Net Income (Loss)..................... $  (758,145)  $116,370    $  (641,775)
                                       ===========   ========    ===========
Net Loss Per Share, Basic and
 Diluted.............................. $     (0.17)              $     (0.13)
                                       ===========               ===========
Basic and Diluted Weighted Average
 Shares Outstanding...................   4,554,764                 4,838,686 H
                                       ===========               ===========





             See accompanying notes to these financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (Unaudited)

                                         Actual     Adjustments   Pro Forma
                                       -----------  -----------  -----------
Revenues.............................. $37,037,360   $     --    $37,037,360

Expenses:
  Commissions, clearing and execution
   fees...............................  29,469,728         --     29,469,728
  Employee compensation...............   2,906,628         --      2,906,628
  Interest............................     697,981    (144,800)F     553,181
  Other...............................   4,351,985     (10,359)G   4,341,626
                                       -----------   ---------   -----------
    Total expenses....................  37,426,322    (155,159)   37,271,163
                                       -----------   ---------   -----------
Net Income (Loss)..................... $  (388,962)  $ 155,159   $  (233,803)
                                       ===========   =========   ===========
Net Loss Per Share, Basic and
 Diluted.............................. $     (0.09)              $     (0.05)
                                       ===========               ===========
Basic and Diluted Weighted Average
 Shares Outstanding...................   4,338,473                 4,622,395 H
                                       ===========               ===========




             See accompanying notes to these financial statements.

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

A. Payment of accrued interest on the subordinated debentures converted to equity.

B. To reflect the sale of 2,000,000 shares of common stock at $6.00 per share, net of offering costs of approximately $1.8 million, as contemplated in the proposed public offering.

C. To write off the deferred financing costs associated with the debt to be exchanged.

D. To net offering costs incurred and capitalized as of September 30, 1999 against proceeds from the initial public offering.

E. To reflect the exchange of $1,448,000 in subordinated debentures for 283,922 shares of common stock. The debt will be exchanged at 85% of the public offering price and is contingent on closing of this public offering. The pro forma adjustment assumes a public offering price of $6 per share.

F. To eliminate interest expense related to debt to be exchanged for shares of common stock.

G. To eliminate the amortization of deferred financing costs associated with the debt to be exchanged for shares of common stock.

H. Increase in shares of common stock resulting from the exchange offer, assuming an initial public offering price of $6 per share.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
D.E. Frey Group, Inc.
Denver, Colorado

   We have audited the accompanying consolidated statements of financial condition of D.E. Frey Group, Inc. and subsidiary (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of D.E. Frey Group, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

   Our audits referred to above include the financial statement schedule listed under Item 14(a)(2). In our opinion, the financial statement schedule presents fairly, in all material respects, the information required to be stated therein in relation to the financial statements taken as a whole.

Hein + Associates LLP

Denver, Colorado
February 5, 1999

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                             December 31,
                                        ------------------------  September 30,
                                           1997         1998          1999
                                        -----------  -----------  -------------
                                                                   (Unaudited)
                ASSETS
                ------

Cash and Cash Equivalents.............. $ 1,446,215  $   732,900   $   952,634
Securities Owned:
  Marketable...........................   2,485,756      660,493       908,988
  Not readily marketable, at estimated
   fair value..........................      76,839      176,259       194,321
                                        -----------  -----------   -----------
    Total securities owned.............   2,562,595      836,752     1,103,309
Receivables:
  Clearing organization................     947,114    1,467,840       999,152
  Product sponsors and other...........     281,656      346,533       352,842
  Registered representatives, net of
   allowance for uncollectible accounts
   of $44,193, $149,515, and $86,904
   (unaudited).........................     262,856      214,464       295,345
  Related party........................         --       204,493       259,301
  Other accounts receivable, net of
   allowance for uncollectible accounts
   of $48,675, $82,387, and $88,177
   (unaudited).........................     200,879       29,169       122,100
                                        -----------  -----------   -----------
    Total receivables..................   1,692,505    2,262,499     2,028,740
Furniture and Equipment, at cost, net
 of accumulated depreciation of
 $557,515, $757,650, and $928,462,
 (unaudited), respectively.............     537,569      658,598       604,173
Deferred Financing Costs, net..........     241,229      167,895       401,247
Other Assets...........................     144,116      285,940       418,703
                                        -----------  -----------   -----------
    Total Assets....................... $ 6,624,229  $ 4,944,584   $ 5,508,806
                                        ===========  ===========   ===========

 LIABILITIES AND SHAREHOLDERS' DEFICIT
 -------------------------------------

Liabilities:
  Commissions and compensation
   payable............................. $ 1,494,289  $ 1,873,662   $ 1,829,640
  Accounts payable and accrued
   expenses............................     722,972      563,281       789,226
  Payable to clearing organization.....   1,976,626      272,038       201,534
  Interest payable.....................     338,290      336,782       245,329
  Notes payable related parties........     357,500      357,500       357,500
  Other notes payable..................   5,212,517    5,112,517     6,062,517
                                        -----------  -----------   -----------
    Total liabilities..................  10,102,194    8,515,780     9,485,746
                                        -----------  -----------   -----------
Commitments and Contingencies (Note 6)
Shareholders' Deficit:
  Common stock, $.10 par value;
   10,000,000 shares authorized;
   4,089,249, 4,526,614, and 4,571,614
   (unaudited) shares issued and
   outstanding.........................     408,924      452,661       457,161
  Additional paid-in capital...........   3,353,785    3,605,779     3,953,680
  Accumulated deficit..................  (7,240,674)  (7,629,636)   (8,387,781)
                                        -----------  -----------   -----------
    Total shareholders' deficit........  (3,477,965)  (3,571,196)   (3,976,940)
                                        -----------  -----------   -----------
    Total Liabilities and Shareholders'
     Deficit........................... $ 6,624,229  $ 4,944,584   $ 5,508,806
                                        ===========  ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  For the Nine Months
                          For the Years Ended December 31,        Ended September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                      (Unaudited)
Revenues:
  Commissions........... $16,039,039  $20,580,558  $22,174,313  $16,372,219  $19,304,881
  Principal
   transactions.........   7,912,000    7,058,092    6,513,967    5,165,421    6,037,849
  Asset management and
   advisory.............   3,145,480    3,498,210    4,356,570    3,280,526    3,940,960
  Interest and account
   fees.................   2,005,269    2,203,335    2,880,312    2,075,609    2,397,938
  Other.................     941,968    1,348,566    1,112,198      923,819      801,809
                         -----------  -----------  -----------  -----------  -----------
    Total revenues......  30,043,756   34,688,761   37,037,360   27,817,594   32,483,437
                         -----------  -----------  -----------  -----------  -----------
Expenses:
  Commissions...........  21,511,903   25,193,763   26,932,743   20,225,159   24,168,654
  Clearing and execution
   fees.................   2,053,678    2,319,390    2,536,985    1,904,124    2,177,878
  Employee
   compensation.........   2,640,630    2,610,336    2,906,628    2,199,100    2,625,791
  Interest..............     699,389      571,206      697,981      497,255      499,157
  Other.................   4,547,453    4,147,158    4,351,985    3,063,983    3,770,102
                         -----------  -----------  -----------  -----------  -----------
    Total expenses......  31,453,053   34,841,853   37,426,322   27,889,621   33,241,582
                         -----------  -----------  -----------  -----------  -----------
Net Loss ............... $(1,409,297) $  (153,092) $  (388,962) $   (72,027) $  (758,145)
                         ===========  ===========  ===========  ===========  ===========
Net Loss Per Share,
 Basic and Diluted...... $     (0.46) $     (0.04) $     (0.09) $     (0.02) $     (0.17)
                         ===========  ===========  ===========  ===========  ===========
Basic Weighted Average
 Shares Outstanding.....   3,052,022    3,743,546    4,338,473    4,298,282    4,554,764
                         ===========  ===========  ===========  ===========  ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                            Common Stock     Additional
                         ------------------   Paid-In    Accumulated
                          Shares    Amount    Capital      Deficit       Total
                         --------- --------  ----------  -----------  -----------
Balances, January 1,
 1996................... 2,656,100 $265,610  $2,404,848  $(5,678,285) $(3,007,827)
 Issuance of common
  stock for cash and
  services..............   712,207   71,221     546,430          --       617,651
 Purchase and retirement
  of common stock.......       346      (35)       (483)         --          (518)
 Net loss...............       --       --          --    (1,409,297)  (1,409,297)
                         --------- --------  ----------  -----------  -----------
Balances, December 31,
 1996................... 3,367,961  336,796   2,950,795   (7,087,582)  (3,799,991)
 Issuance of common
  stock for cash and
  services..............   721,288   72,128     402,990          --       475,118
 Net loss...............       --       --          --      (153,092)    (153,092)
                         --------- --------  ----------  -----------  -----------
Balances, December 31,
 1997................... 4,089,249  408,924   3,353,785   (7,240,674)  (3,477,965)
 Issuance of common
  stock for cash........   437,365   43,737     251,994          --       295,731
 Net loss...............       --       --          --      (388,962)    (388,962)
                         --------- --------  ----------  -----------  -----------
Balances, December 31,
 1998................... 4,526,614  452,661   3,605,779   (7,629,636)  (3,571,196)
 Issuance of common
  stock for cash and
  services (unaudited)..    45,000    4,500      81,754          --        86,254
 Issuance of warrants
  for services
  (unaudited)...........       --       --      266,147          --       266,147
 Net loss (unaudited)...       --       --          --      (758,145)    (758,145)
                         --------- --------  ----------  -----------  -----------
Balances, September 30,
 1999 (Unaudited)....... 4,571,614 $457,161  $3,953,680  $(8,387,781) $(3,976,940)
                         ========= ========  ==========  ===========  ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Nine Months
                            For the Years Ended December 31,       Ended September 30,
                           -------------------------------------  ----------------------
                              1996         1997         1998         1998        1999
                           -----------  -----------  -----------  -----------  ---------
                                                                       (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................  $(1,409,297) $  (153,092) $  (388,962) $   (72,027) $(758,145)
 Adjustments to
  reconcile to net cash
  from operating
  activities:
   Amortization of
    deferred financing
    costs................       87,945       39,878       73,334       65,339    185,741
   Depreciation and
    amortization.........      209,161      208,668      227,570      162,029    105,295
   Equity in losses......      185,446          --           --           --         --
   Forgiveness of debt...      (83,333)         --           --           --         --
   Compensatory stock
    options..............       70,000       75,000          --           --         --
 (Increase) decrease in
  operating assets:
   Securities owned,
    net..................   (1,123,044)    (779,197)   2,330,183    2,152,948   (248,495)
   Receivables...........     (312,933)      30,369     (365,500)    (196,192)   265,349
   Other assets..........     (122,926)     224,973     (224,512)    (298,239)    25,274
 Increase (decrease) in
  operating liabilities:
   Commissions and
    compensation
    payable..............      108,816      (73,292)     379,373      337,614    (44,021)
   Accounts payable,
    accrued expenses and
    other................      459,898      783,831      (54,712)     (40,006)  (146,290)
                           -----------  -----------  -----------  -----------  ---------
     Net cash provided by
      (used in) operating
      activities.........   (2,850,063)  (1,210,524)   1,976,774    2,111,466   (615,292)
                           -----------  -----------  -----------  -----------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of furniture
  and equipment..........     (138,691)    (265,888)    (340,980)    (163,303)  (116,387)
 Proceeds from not
  readily marketable
  securities.............          --           --           --           --      50,957
 Purchase of not readily
  marketable
  securities.............          --           --       (99,420)     (91,140)   (44,500)
 Proceeds from
  investments............      681,620      666,114          --           --         --
 Purchase of
  investments............          --      (498,702)    (504,920)    (504,920)       --
 Loan to related party...          --           --      (162,500)    (100,000)       --
 Repayment of loan to
  related party..........          --           --       106,266          --         --
 Investment in equity
  method investee........     (136,830)         --           --           --         --
 Other...................          --       (95,416)         --           --         --
                           -----------  -----------  -----------  -----------  ---------
     Net cash provided by
      (used in) investing
      activities.........      406,099     (193,892)  (1,001,554)    (859,363)  (109,930)
                           -----------  -----------  -----------  -----------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance
  of common stock........      546,651      400,119      295,731      245,009     86,254
 Proceeds from (payable
  to) clearing
  organization...........      633,525    1,343,100   (1,884,266)  (1,976,626)   109,172
 Proceeds from notes
  payable................          --     1,000,000          --           --     950,000
 Payment of notes
  payable................          --      (200,000)    (100,000)    (100,000)       --
 Direct financing
  costs..................          --           --           --           --     (72,500)
 Deferred offering costs
  and other..............         (518)         --           --           --    (127,970)
                           -----------  -----------  -----------  -----------  ---------
     Net cash provided by
      (used in) financing
      activities.........    1,179,658    2,543,219   (1,688,535)  (1,831,617)   944,956
                           -----------  -----------  -----------  -----------  ---------
Increase (Decrease) in
 Cash and Cash
 Equivalents.............   (1,264,306)   1,138,803     (713,315)    (579,514)   219,734
Cash and Cash
 Equivalents, beginning
 of year.................    1,571,718      307,412    1,446,215    1,446,215    732,900
                           -----------  -----------  -----------  -----------  ---------
Cash and Cash
 Equivalents, end of
 year....................  $   307,412  $ 1,446,215  $   732,900  $   866,701  $ 952,634
                           ===========  ===========  ===========  ===========  =========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid for
  interest...............  $   599,203  $   517,500  $   699,488  $   549,722  $ 590,610
                           ===========  ===========  ===========  ===========  =========
 Cash paid for income
  taxes..................  $       --   $       --   $       --   $       --   $     --
                           ===========  ===========  ===========  ===========  =========
NONCASH INVESTING AND
 FINANCING ACTIVITIES--
 Deferred financing
  costs in the form of
  warrants issued........  $       --   $       --   $       --   $       --   $ 266,147
                           ===========  ===========  ===========  ===========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1998 is Unaudited)

1. Summary of Significant Accounting Policies:

   Organization and Nature of Presentation - The consolidated financial statements include the accounts of D.E. Frey Group, Inc. (DEFG) and its wholly-owned subsidiary, D.E. Frey & Company, Inc. (DEF) (together referred to as the "Company"). DEF is a broker-dealer registered with the Securities and Exchange Commission (SEC) and is a member of the National Association of Securities Dealers, Inc. (NASD), National Futures Association and the Commodities Futures Trading Commission. DEF acts as an "introducing broker" and utilizes an unaffiliated brokerage firm ("clearing broker") to provide security clearance services and customer account maintenance. Pursuant to its agreement with its clearing broker, DEF is liable for amounts uncollected from customers introduced by DEF. DEF is a Delaware corporation that is a wholly-owned subsidiary of DEFG (Parent).

   DEF is engaged in a single line of business as a retail securities broker-dealer, which comprises several classes of services, including principal transactions, agency transactions, investment banking, and investment advisory businesses. DEF is licensed as an investment securities broker-dealer, registered investment advisory and as an insurance broker.

   Unaudited Interim Results - The accompanying interim financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1999 and results of operations and cash flows for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

   Liquidity - DEF's business strategy since inception has been to generate revenue growth on a sustained basis and, through economies of scale inherent in its primarily fixed operating expense structure, to achieve and maintain growth in profitability. The Company has incurred cumulative operating losses since inception. Revenue growth over the three-year period ended December 31, 1998, has been approximately 70% and management believes that the Company will increase revenues in the future as a result of expected increases in the Company's registered representatives and expanded services. The profitability of the Company in the future will be affected by the Company's expenditures necessary to grow the Company.

   Since inception, the Company has raised debt and equity capital on several occasions, including $1.4 million and $295,731 in 1997 and 1998, respectively, to sustain operations. During 1999, the Company entered into a $250,000, one-year promissory note and amended our senior bank debt by adding an additional $1 million revolving line of credit, and extending the maturity date of the initial $1 million note. Management anticipates that future operations will result in positive cash flow on a cumulative basis. However, to support anticipated growth in operations and to provide additional services to its brokers and funding that may be necessary because of certain loss contingencies arising in the ordinary course of business (see Note 6), the Company plans to raise additional debt and/or equity capital between $10.0 million and $15.0 million in 1999.

   Although management cannot assure that future operating results will be cash positive nor that the Company will raise additional debt and/or equity capital that may be required, based upon the revenue growth and operating results achieved and the demonstrated ability to raise sufficient capital to sustain operations, management believes that the Company's capital resources will be adequate to maintain its business strategy.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


   Principles of Consolidation - The consolidated financial statements of the Company include the accounts of DEFG and DEF. All significant intercompany transactions have been eliminated in consolidation.

   Securities Transactions - Commission revenue, principal transaction revenue and expenses related to securities transactions are recorded on settlement date, generally the third business day following the transaction date. Differences between trade date and settlement date are immaterial to the accompanying financial statements. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Investment advisory fees are recognized on a pro rata basis over the term of the contract.

   Cash and Cash Equivalents - Cash equivalents consist of interest-earning investments with maturities of less than 90 days. Cash of approximately $1.5 million and $0.9 million was uninsured as of December 31, 1997 and 1998, respectively.

   Securities Owned - Marketable securities owned consist of investments held for trading purposes; these are stated at market value and unrealized gains and losses are included in revenue. Securities not readily marketable are valued at fair value as determined by management of the Company. The trading departments were established to promote selection and choice to the brokers and the Company, as of December 31, 1998, made a market in six equity securities. The Company does not generally purchase securities to hold for speculative purposes.

   Furniture and Equipment - Furniture and equipment are stated at cost. Depreciation of furniture and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

   Deferred Financing - Costs incurred with respect to the Company's debt financing have been capitalized and are amortized over the respective lives of associated debt using the straight-line method, which approximates the interest rate method.

   Receivable From and Payable to Clearing Organization - Amounts receivable from the clearing organization includes the net of commissions and clearing fees recorded on a settlement date basis, which does not differ materially from a trade date basis. The amount payable to the clearing organization relates to securities purchased by DEF and is collateralized by the securities owned by DEF.

   Investments - Investments in companies in which the Company's ownership is 20% to 50% and which the Company does not control, are accounted for by the equity method.

   Income Taxes - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Parent and its subsidiaries are included in the consolidated federal income tax return filed by the Parent. The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

   Comprehensive Income (Loss) - In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130, which is effective for fiscal years beginning after

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)

December 15, 1997, defines comprehensive income as all changes in stockholders' equity exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. For all periods presented, there were no differences between comprehensive and net income (loss).

   Net Income (Loss) Per Share - Basic net income (loss) per share and diluted net income (loss) per share are presented in conformity with SFAS No. 128, Earnings Per Share, for all periods presented. In accordance with SFAS No. 128, for periods of net loss the basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period as outstanding stock options and warrants are excluded from diluted net loss per share calculation as they are antidilutive. The effect of outstanding stock options and warrants are included in the diluted earnings per share calculation for periods with net income. Basic and diluted earnings per share were the same for all periods presented.

   Recently Issued Accounting Pronouncements - SFAS No. 133, Accounting For Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a significant effect on the Company's results of operations or its financial position.

   SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in February 1998. This statement revises the disclosure requirements for pensions and other postretirement benefits. This statement is effective for the Company's financial statements for the year ended December 31, 1999, and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

   Use of Estimates - The consolidated financial statements are prepared in conformity with generally accepted accounting principles and industry practices which require management to make estimates and assumptions that affect certain amounts in the financial statements and accompanying notes. The Company makes significant estimates concerning the ultimate liabilities associated with asserted claims (see Note 6). Due to the uncertainties inherent in the estimation process and the significance of these costs, it is at least reasonably possible that the Company's estimates in connection with these items could be further materially revised within the next year.

   Reclassification - Amounts in prior years are reclassified as necessary to conform with the current period's presentation. Such reclassifications had no effect on the net loss.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


2. Marketable Securities Owned:

   Marketable securities owned consist of:

                                                 December 31,     September 30,
                                              ------------------- -------------
                                                 1997      1998       1999
                                              ---------- -------- -------------
   United States Treasury bill............... $      --  $508,342   $517,748
   Municipal bonds...........................  2,355,552   81,659    142,025
   Collateralized mortgage obligations.......        --       --     118,249
   Certificates of deposit...................        --       --      76,799
   Unit investment trusts....................        --       --      44,675
   Equity securities.........................    130,204   61,492      2,742
   Corporate bonds...........................        --     9,000      6,750
                                              ---------- --------   --------
     Total................................... $2,485,756 $660,493   $908,988
                                              ========== ========   ========

3. Related Party Transactions:

   DEFG and DEF have advanced funds to a limited liability company (LLC) to repurchase securities from claimants of DEF. The LLC was formed in 1997 by DEFG and DEFG is the manager of the LLC. In addition, 2,400 limited partnership units, valued at $500 per unit, were sold to approximately 70 unrelated investors. Under the terms of the LLC, after allowable expenses have been paid, earnings will be paid 100% to the members until they have achieved a 14% non-compounded capital return, then to DEFG until a 14% non-compounded capital return has been met and then earnings will be allocated 50% to the limited partners and 50% to DEFG. No equity in earnings will be recognized by DEFG until the limited partners have achieved a 14% capital return and all receivables have been repaid. DEFG has made capital contributions of approximately $215,000, which have been fully reserved. DEF has advanced $259,000 that is recorded as a receivable from affiliate. Based on the value of the assets contributed to the LLC, DEFG's ownership interest is approximately 40%.

   Following is summarized (unaudited) financial information for the LLC:

                                                                    Nine Months
                                                     Year Ended        Ended
                                                    December 31,   September 30,
                                                  ---------------- -------------
                                                  1997     1998        1999
                                                  ----- ---------- -------------
   Revenues...................................... $ --  $  111,238  $   76,977
   Net income....................................   --      60,394      26,849
   Dividends received............................   --         --          --

                                                    December 31,   September 30,
                                                  ---------------- -------------
                                                  1997     1998        1999
                                                  ----- ---------- -------------
   Current assets................................ $ 100 $  112,548  $   37,469
   Investments in partnership units..............   --   1,366,324   1,183,397
   Other assets..................................   --     140,400     140,699
   Current liabilities...........................   --     206,235     206,235
   Long term debt................................   --     300,000     200,000
   Member's equity...............................   100  1,113,037     955,330

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


4. Income Taxes:

   The Company's actual effective tax rate differs from the U.S. Federal corporate income tax rate of 34% as follows:

                                                        1996    1997    1998
                                                        -----   -----   -----
   Statutory rate...................................... (34.0)% (34.0)% (34.0)%
   State income taxes, net of Federal income tax
    benefit............................................  (3.3)%  (3.3)%  (3.3)%
   Net increase in valuation allowance related to net
    operating loss carryforwards and change in
    temporary differences..............................  37.3 %  37.3 %  37.3 %
                                                        -----   -----   -----
                                                         0.00 %  0.00 %  0.00 %
                                                        =====   =====   =====

   The components of the Company's net deferred tax asset are as follows:

                                                  As of December 31,
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
   Net operating loss carryforward....... $ 1,510,000  $ 1,825,000  $ 1,876,000
   Litigation reserves...................     703,000      151,000      112,000
   Leasehold improvements................         --        82,000       89,000
   Other.................................     109,000       23,000       24,000
   Valuation allowance...................  (2,322,000)  (2,081,000)  (2,101,000)
                                          -----------  -----------  -----------
                                          $       --   $       --   $       --
                                          ===========  ===========  ===========

   Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the deferred tax assets as of December 31, 1996, 1997, and 1998, has been established to reflect these uncertainties. The change in the valuation allowance was a net increase (decrease) of $500,000, $(241,000), and $20,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   The Company's net operating loss carryforward for Federal income tax purposes was approximately $5,000,000 as of December 31, 1998, which unless utilized, expires from 2005 to 2018.

5. Notes Payable:

   Notes payable consist of:

                                                December 31,      September 30,
                                            --------------------- -------------
                                               1997       1998        1999
                                            ---------- ---------- -------------
   Senior subordinated debentures,
    interest payable annually, due in
    2004..................................  $4,470,017 $4,470,017  $4,470,017
   Senior bank debt, interest payable
    monthly, due in 1998 subject to
    renewal options.......................   1,000,000  1,000,000   1,700,000
   Unsecured bridge loan, interest payable
    quarterly, due in 2000................         --         --      250,000
   Promissory notes, paid in 1998.........     100,000        --          --
                                            ---------- ----------  ----------
     Total................................  $5,570,017 $5,470,017  $6,420,017
                                            ========== ==========  ==========

                     D.E. FREY GROUP, INC. AND SUBSIDIARY

          (Information Subsequent to December 31, 1998 is Unaudited)


   Subordinated Debentures - Unsecured debentures in the amount of $4.47 million were issued in 1994, maturing in 10 years and bearing interest at 10%. Participating additional interest of up to 5% is payable from 10% of the Company's annual consolidated pre-tax income. Using prevailing interest rates on similar instruments, the fair value of the debentures was $3.9 million and $4.0 million at December 31, 1997 and December 31, 1998, respectively. Board of Directors hold $357,500 of these notes.

   In August 1999, the Company asked the debtholders to convert their debt into our common stock at a rate per common share of 85% of the public offering price, contingent on the completion of the Company's proposed initial public offering. Holders of $1,448,000 of the subordinated debt elected to convert their debt to common shares of which $357,500 is held by directors.

   Senior Bank Debt - In August 1997, the Company entered into a $1 million debt facility with a bank, collateralized by a $1 million certificate of deposit pledged by a third party investor, which matures in August 2000 and is subject to one year renewal options. Including the interest paid to the bank and pledge fee paid to the third party, the effective interest rate was 13.5%. In May 1999 a $1 million line of credit was entered into with the same bank and the same third party pledged certificates of deposit in the amount of $2 million to collateralize both debt facilities, $700,000 has been drawn on this new line-of-credit as of September 30, 1999. Pursuant to the new pledge agreement the combined effective interest rate for both facilities is 11% with the pledge fee equal to the difference between 10% and the certificate of deposit interest rate. The new line-of-credit matures in May 2000 and is subject to four one year renewal options. In connection with the new pledge agreement, 50,000 warrants and cash with a combined value of approximately $200,000 were issued to a registered representative for services related to obtaining the pledge agreement (see Note 8). The warrants were valued using a method consistent with the method of SFAS No. 123. These costs have been reflected in deferred financing costs and will be amortized over the term of the pledge agreement. The fair value of the senior debt at December 31, 1997 and 1998 approximates the carrying value.

   Bridge Loan - In May 1999, the Company entered into a $250,000 loan, which matures in one year and bears interest at 13.5%, payable quarterly. The note includes a prepayment penalty of 3% on the outstanding principal balance. Additionally, 50,000 warrants, valued at approximately $120,000 using the method of SFAS No. 123 , were issued to the debtholder and 8,000 warrants and cash with a combined value of approximately $22,000 were issued to a registered representative for services related to obtaining the bridge loan (see Note 8). These costs have been reflected in deferred financing costs and will be amortized over the one-year term of the note.

6. Commitments and Contingencies:

   Leases - DEF leases office space and equipment under leases which are classified as operating leases and expire in various years through 2009. Certain leases have escalation clauses and renewal options.

   Future minimum lease payments under non-cancelable leases as of December 31, 1998, are as follows:

   1999.............................................................. $  268,243
   2000..............................................................    272,312
   2001..............................................................    301,657
   2002..............................................................    307,180
   2003..............................................................    291,905
   Thereafter........................................................  1,390,947
                                                                      ----------
     Total........................................................... $2,832,244
                                                                      ==========

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


   DEF subleases a portion of its office space to the Denver retail branch for approximately $3,400 per month. The lease payments in the schedule above have not been reduced by the sublease payments.

   Rental expense, net of sublease income, was approximately $292,000, $278,000, and $305,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   DEF is a guarantor of rental obligations pursuant to office space leases of certain registered representatives. Future minimum payments of those leases are as follows at December 31, 1998:

   1999................................................................ $175,014
   2000................................................................  175,014
   2001................................................................  149,365
                                                                        --------
     Total............................................................. $499,393
                                                                        ========

   Customer Litigation - DEF is a defendant or co-defendant in three purported class action lawsuits in which the class representatives seek rescission for the purchase of securities from DEF in connection with a private placement underwriting. The Courts have not certified the classes. DEF is unable to estimate the magnitude of its exposure at this time. At present, DEF's litigation counsel can not evaluate the likelihood of an unfavorable outcome as to the these cases. If any or all of the suits are certified as class actions and if DEF were to lose at the trials of the cases, the damages could exceed DEF's current ability to pay without further capital or financing arrangements.

   DEF is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. Some of the actions seek substantial damages and the Company is unable to estimate the magnitude of its exposure at this time. Management believes, based upon discussion with counsel, that the outcome of these matters will not have a material effect on the Company's financial position; however, there can be no assurance in this regard.

   NASD and SEC Examinations - DEF has been the subject of an NASD investigation and an SEC investigation of various aspects of its business. DEF settled the NASD investigation by agreeing to a consent order. Without admitting or denying the NASD's allegations, DEF consented to a fine and principal of DEF consented to a 30-day suspension from association in all principal capacities with DEF.

   The SEC investigation partially overlapped the NASD investigation regarding the two securities offerings in which DEF acted as the selling agent. The SEC staff was authorized to investigate alleged violations of the securities laws regarding two securities offerings and whether or not certain DEF principals failed to supervise persons subject to their supervision who engaged in the alleged violations. The SEC staff has informed the Company it has concluded its investigation and will seek to obtain authority from the SEC for the filing of an administrative complaint against the Company and one or more officers, directors, and employees. Management of DEF is unable to describe the allegations that may be made against DEF or the financial penalties or other sanctions that be sought against DEF, its officer, directors and employees. No provision for liability with respect to this matter has been made in the accompanying financial statements and management believes the ultimate outcome of such examination will not have a material adverse effect on its financial condition or results of operations.

   Year 2000 - The Company has completed an internal technology assessment and management believes that upon completion of its year 2000 program, all systems will function properly with respect to dates in the year 2000 and thereafter. However, there can be no assurance that the year 2000 program will detect and correct all potential points of failure. Contingency plans have been developed for all critical vendor and

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)

third party systems. The Company has incurred approximately $200,000 of costs to replace non-compliant computer hardware and software. Management has estimated that it will incur up to $100,000 of additional costs to be year 2000 compliant.

7. Financial Instruments:

   Off-Balance Sheet Risk and Concentration of Credit Risk - DEF records customer transactions on a settlement date basis, generally three business days after trade date. The risk of loss on unsettled transactions is identical to settled transactions and relates to customers' and other counterparties' inability to fulfill their contracted obligations.

   In the normal course of business, DEF also executes customer transactions involving the sale of securities not yet purchased and the writing of option contracts on securities. In the event customers or other counterparties, such as broker/dealers or clearing organizations, fail to satisfy their obligations, DEF may be required to purchase or sell financial instruments underlying the contract loss.

   Customer securities may be pledged as collateral to satisfy margin deposits, settlement and other financing activities at various clearing organizations. To the extent these counterparties are unable to fulfill their contracted obligations to return securities pledged, DEF is exposed to the risk of obtaining securities at prevailing market prices to meet its customer obligations.

   Securities sold but not yet purchased represent obligations of DEF and its clearing agents to deliver specified securities at contracted prices. Settlement of such obligations may be at amounts greater than those recorded in customer accounts and in the balance sheet.

8. Stock Purchase Plan, Stock Option Plan and Warrants:

   Stock Purchase Plan - In April 1995, the Company's Board of Directors approved the 1995 Stock Purchase Plan (the "1995 Plan") whereby employees and independent contractors, advisors and consultants of the Company, at their election, could purchase shares of the Company's common stock, par value $.10 per share, and pay for such shares out of their compensation by means of a withholding therefrom. The shares have not been registered under federal or applicable state securities laws and will be, when issued, "restricted securities" subject to substantial restrictions on transfer. The Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Sections 401(a) or 423 of the Internal Revenue Code.

   Additionally, within 60 days after each fiscal year end, each 1995 Plan participant will be issued a non-transferable three-year option for the purchase of twenty percent of the number of shares purchased by such participant pursuant to the 1995 Plan during the preceding year. The Company's Board of Directors has reserved a maximum of up to 250,000 shares of common stock for issuance pursuant to the 1995 Plan. During 1996, 1997 and 1998 $29,798, $20,547 and $8, respectively, had been contributed under the 1995 Plan in exchange for 14,899, 10,274 and 4 shares, respectively. A total of 34,527 shares have been issued pursuant to the 1995 Plan.

   Stock Option Plan - The Company has a Stock Option Plan ("Plan") which provides for the grant of options to purchase up to 600,000 shares of the Company's common stock to officers, employees, directors and registered representatives of the Company. As of December 31, 1998, options to purchase 572,500 shares have been granted under this plan. In June 1999 shares under this plan were increased to 1,000,000, subject to ratification of the shareholders. The Plan provides for immediate vesting with a maximum exercise period of five years and expire three months subsequent to termination of employment. It is intended that certain options

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)

issued to employees and officers may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and that other options issued pursuant to the Plan shall constitute non-qualified options. The Board of Directors shall determine which options are to be incentive stock options and which are to be non-qualified options. During the nine months ended September 30, 1999, options to purchase 35,000 shares were issued to officers and employees of the Company with an exercise price of $5 per share, which options expire in 2004.

   In November 1997, the Company granted incentive stock options to employees for the purchase of 350,000 shares of common stock at a weighted average exercise price of $2.15 per share, which options expire in 2002. In January and March 1998, the Company granted incentive stock options to an employee and an officer for the purchase of 110,000 shares of common stock at a weighted average exercise price of $2.00 per share, which options expire in 2003.

   Warrants to Officers, Employees, Directors, and Registered Representatives - In February 1996, the Company granted warrants to purchase 95,500 shares at an exercise price of $2.00 per share to officers and employees of the Company. In May 1996, the Company issued warrants to purchase 200,000 shares at an exercise price of $.25 to three officers of the Company. In August 1996, the officers exercised 130,000 of the warrants. In September 1996, 70,000 warrants were extended and, as a result, the Company recognized $70,000 in compensation expense. These warrants were exercised in 1997. In December 1996, the Company issued warrants to purchase 4,000 shares at an exercise price of $2.00 per share to two registered representatives for recruiting services performed in 1995. During 1996, the Company caused 95,000 warrants to be assigned from a terminated employee of the Company to registered representatives of DEF. The Company paid $80,000 to this individual.

   During 1997, 315,000 warrants were granted to officers, employees and directors, of which 297,000 were exercised and 18,000 expired without being exercised. The weighted average market price of the Company's common stock on grant date exceeded the weighted average exercise price of $.25 by $.25. No warrants were granted or exercised in 1998.

   In 1999, 60,500 warrants were granted to registered representatives which expire in 2004. Warrants for the purchase of 10,500 shares of common stock are exercisable at $5.00 per share. Warrants for 50,000 shares of common stock are exercisable at $2.25 per share or $1.75 less than the Company's initial public offering price, if completed. Additionally, warrants for the exercise of 40,000 shares of common stock were exercised.

   For all options granted during the calendar years 1996, 1997 and 1998, the weighted average market price of the Company's common stock on the grant date was equal to or less than the weighted average exercise price. Due to the limited activity of the Company's common stock because the shares are not publicly traded, for the purpose of pricing the grants, the fair market value of DEFG's common stock is determined by the Company's management and the compensation committee and approved by DEFG's Board of Directors.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


   The following table sets forth the option activity under the 1995 Plan and the Plan and warrants issued to officers, employees, directors, and registered representatives:

                                         Years Ended December 31,
                           ----------------------------------------------------
                                  1996              1997             1998
                           ------------------ ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average  Number  Average  Number  Average
                           Number of Exercise   of    Exercise   of    Exercise
                            Shares    Price   Shares   Price   Shares   Price
                           --------- -------- ------- -------- ------- --------
Outstanding, beginning of
 period..................  1,099,911  $1.39   898,411  $1.17   816,411  $1.97
  Granted to:
    Officers.............    200,000  $0.25   200,000  $0.25   107,500  $2.00
                                 --     --    350,000  $2.14       --     --
  Employees, directors
   and                        95,500  $2.00   115,000  $0.25     2,500  $2.00
   registered
    representatives......      4,000  $2.00    50,000  $2.00       --     --
  Reassigned.............     95,000  $1.25       --     --        --     --
  Exercised..............    350,000  $0.82   432,574  $0.49   137,361  $1.40
  Redeemed...............     95,000  $1.25       --     --        --     --
  Forfeited..............    151,000  $1.05   364,426  $1.41    48,050  $1.72
                           ---------  -----   -------  -----   -------  -----
Outstanding, end of
 period..................    898,411  $1.17   816,411  $1.97   741,000  $2.09
                           =========  =====   =======  =====   =======  =====

   As of December 31, 1998, 5,000 of the options outstanding have an exercise price of $1.25 per share and a weighted average remaining contractual life of one month. These options were exercised in 1999. The remaining options and warrants outstanding as of December 31, 1998, under these plans have exercise prices ranging from $2.00 to $2.20 per share, a weighted average remaining contractual life of 37 months and a weighted average exercise price of $2.09. At December 31, 1998, options and warrants for 741,000 shares were exercisable and if not previously exercised will expire as follows:

                                                                Weighted Average
                                               Number of Shares  Exercise Price
                                               ---------------- ----------------
   1999.......................................       5,000           $1.25
   1999.......................................      40,000           $2.00
   2000.......................................     182,000           $2.11
   2002.......................................     404,000           $2.12
   2003.......................................     110,000           $2.00

   Warrants to Non-related Parties - In addition to the above amounts, there are outstanding at December 31, 1997, 1998, and September 30, 1999, warrants for the purchase of 400,000, 100,000 and 150,000 shares, respectively, at a weighted average price of $.325, $1.00 and $1.83 per share, respectively. During 1998, 300,000 of these warrants were exercised for an average price of $.10 per share.

   In 1999, 50,000 warrants were granted to a debtholder related to the arrangement of new financing for the Company. These warrants are exercisable at $3.50 per share and expire in May 2004.

                      D.E. FREY GROUP, INC. AND SUBSIDIARY

           (Information Subsequent to December 31, 1998 is Unaudited)


   Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees, directors and registered representatives. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 (Black Scholes American formula), the Company's net loss would have been increased to the pro forma amounts indicated below:

                                            Years Ended December 31,
                                       ---------------------------------
                                          1996        1997       1998
                                       -----------  ---------  ---------
   Net loss applicable to common
    shareholders:
     As reported...................... $(1,409,297) $(153,092) $(388,962)
     Pro forma........................ $(1,465,188) $(153,092) $(441,856)

   For purposes of this disclosure, the weighted average fair value of the options granted at market price in 1996, and 1998 was $.65 and $.48, respectively. The weighted average fair value of options granted below market price was $.25 in 1997. The fair value of each employee option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
                                                               ----  ----  ----
   Expected volatility........................................    0%    0%    0%
   Risk-free interest rate....................................  6.5%  5.4%  5.5%
   Expected dividends.........................................  --    --    --
   Expected terms (in years)..................................  1.9   2.9     5

9. Regulatory Capital Requirements:

   DEF is subject to regulatory net capital rules administered by the SEC's Uniform Net Capital Rule (Rule 15c3-1). Under such rules, DEF is required to maintain minimum net capital of 6% of aggregate indebtedness as defined or $250,000. As of December 31, 1998, DEF's net capital of $448,373 was 506% of aggregate indebtedness and its net capital in excess of the minimum requirement was $198,373. As of September 30, 1999, DEF's net capital of $357,096 was 676% of aggregate indebtedness and its net capital in excess of the minimum requirement was $107,096.

                                  SCHEDULE II

                     D.E. FREY GROUP, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                               Additions
                            Balance at         Charged to                Balance at
Year Ended December 31,  Beginning of Year Costs and Expenses Deduction  End of Year
-----------------------  ----------------- ------------------ ---------  -----------
       1996.........         $146,571           $41,586       $(76,746)   $111,411
       1997.........         $111,411           $39,439       $(57,982)   $ 92,868
       1998.........         $ 92,868           $48,712       $ 90,322    $231,902

  [MAP OF D.E. FREY BRANCH LOCATIONS AND CORPORATE HEADQUARTERS APPEARS HERE]


[PHOTO APPEARS HERE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  18
Dilution.................................................................  18
Capitalization...........................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  29
Legal Matters Affecting Us...............................................  39
Management...............................................................  41
Compensation.............................................................  45
Principal Shareholders...................................................  48
Certain Transactions.....................................................  50
Description of our Equity Securities.....................................  51
Exchange of Debt.........................................................  53
Shares Eligible for Resale...............................................  54
Underwriting.............................................................  55
Legal Matters............................................................  58
Experts..................................................................  58
Available Information....................................................  58
Financial Statements..................................................... F-1

   Through and including              , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 Shares


[LOGO OF D.E. FREY GROUP, INC. APPEARS HERE]

                             D.E. FREY GROUP, INC.

                                  Common Stock



                                NEIDIGER TUCKER
                                  BRUNER, INC.

                           D.E. FREY & COMPANY, INC.

                                  Co-managers

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee................... $  4,476
NASD fee..............................................................    2,278
American Stock Exchange Listing fee...................................   20,000
Legal fees and expenses...............................................  100,000
Accounting fees and expenses..........................................   50,000
Printing expenses.....................................................  100,000
Transfer agent fees...................................................    5,000
Blue sky filing fees and legal expenses...............................   30,000
Miscellaneous expenses................................................  138,146
                                                                       --------
  Total............................................................... $450,000
                                                                       ========

   All of the above items except the registration fee are estimated.

Item 14. Indemnification of Directors and Officers

   The registrant's Certificate of Incorporation exculpates directors from personal liability to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. This provision provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the directors derived an improper personal benefit.

   The registrant's Bylaws and Certificate of Incorporation provide that the registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the registrant against all expense, loss or liability in connection therewith.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably incurred by any director or officer in connection with the defense or settlement of an action in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnity for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

   The registrant will obtain directors' and officers' liability insurance.

   The Underwriting Agreement, filed as Exhibit 1, provides that the Underwriter named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. The Underwriting Agreement also provides that such Underwriter will contribute to certain liabilities of such persons under the Securities Act.

   Section 7 of the proposed Underwriting Agreement filed herewith as Exhibit
1.1 contains customary cross indemnification provisions as between the Underwriters and the registrant.

Item 15. Recent Sales of Unregistered Securities

     (a) In January through December of 1996, the registrant issued 712,207 shares of its common stock to 37 persons in consideration of $546,651 cash and services valued at $71,000.

     (b) In January through December of 1997 the registrant issued 721,288 shares of its common stock to 58 persons in consideration of $400,119 cash and services valued at $75,000.

     (c) In May through December 1998, the registrant issued 437,365 shares of its common stock to 11 persons for $295,731 cash.

     (d) In January through May 1999, the registrant issued 45,000 shares of its common stock to three persons for $86,254.

     (e) Also included above but under its employee's stock purchase plan, the registrant issued the following shares of its common stock:

                          Number of                         Shares                     Amount
     Year            Employee/Purchasers                   Purchased                    Paid
     ----            -------------------                   ---------                   -------
     1996                      4                            14,370                     $28,740
     1997                      2                            12,642                      25,284
     1998                      1                                 4                           8
     1999                    --                                --                          --

     (f) The registrant has issued warrants and options under its incentive stock option plan during the last three years; any exercises have been included in (a) through (d) above.

     (g) In August 1999, the registrant offered to exchange shares of its common stock for conversion of debt, contingent on the consummation of an initial public offering by the registrant. A total of 43 persons holding $1,448,000 of subordinated notes accepted the contingent offer.

   No underwriters or broker-dealers were involved in the offers or sales described above. The issuances in (a) through (f) were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(2) and in reliance in some cases under Regulation D adopted thereunder. With regard to the registrant's reliance upon such exemption, it made certain inquiries to establish that such sales qualified for the exemption. In particular, the registrant received written representations from each person, among other things, that he was an experienced and sophisticated investor not in need of the protection afforded investors by the Securities Act and that he had made available all information necessary in order to make an informed investment decision to purchase the securities. The registrant further obtained a representation from each person of his intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities. With respect to the exchange offering in (g), the registrant relied on Sections 3(a)(9) and 4(2) of the Securities Act and Rule 506 adopted under Section 4(2). No additional consideration was paid in connection with the exchange.

Item 16. Exhibits


   (a) Exhibits filed herewith unless otherwise noted are:

 Exhibit No.                            Description
 -----------                            -----------

  1.1        Form of Underwriting Agreement, as revised.*

  1.3        Agreement Among Underwriters.*

  1.4        Selling Dealers Agreement.*

  1.5        Underwriter's Warrant Agreement.*

  3.1 Restated and Amended Certificate of Incorporation of the registrant.*

  3.1A Form of 1999 Amended and Restated Certificate of Incorporation of the registrant.*

  4.1        Specimen common stock certificate.*

  4.2        Form of Subordinated Promissory Note.*

  5          Form of opinion of Jones & Keller, P.C.*

 10.1        Officer's Incentive Compensation Agreement.*

 10.2        Employment Agreement, as Amended and Restated and Proposed
             Addendum--D.E. Frey.*

 10.3        Proposed Form of Noncompetition and Nonsolicitation Agreement--
             Paul L. Hocevar and Larry Hayden.*

 10.4        1992 Stock Option Plan.*

 10.5        1995 Stock Purchase Plan.*

 10.6        Recruiting Agreement.*

 10.7        Form of Investment Professional's Independent Contractor
             Agreement.*

 10.8        Form of Branch Office Agreement.*

 10.9        DEF Fund LLC Operating Agreement.*

 10.10       CSC Clearing Agreement.*

 10.11       Senior Debt Agreement, May 1999.*

 10.12       Senior Debt Agreement, August 1999.*

 10.13       Senior Debt Pledge Agreement.*

 10.14       Bridge Loan Agreement.*

 21          Subsidiaries of registrant.*

 23.1        Consent of Hein + Associates LLP.

 23.2        Consent of Jones & Keller, P.C. (included in Exhibit 5).*

 24          Power of attorney (included on the signature page).

 27          Financial Data Schedule (per Appendix D).*

--------
 * Previously filed.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any additional or changed material information with respect to the plan of distribution.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To provide to the Underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

  (7) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 30th day of November, 1999.

                                          D.E. FREY GROUP, INC.

                                                     /s/ D.E. Frey
                                          By: _________________________________
                                                         D.E. Frey
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints D.E. Frey and Paul L. Hocevar and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signatures                            Title                     Date
            ----------                            -----                     ----

         /s/ D.E. Frey              Director, Chairman and Chief      November 30, 1999
___________________________________  Executive Officer (Principal
             D.E. Frey               Executive Officer)

      /s/ Paul L. Hocevar           Chief Financial Officer;          November 30, 1999
___________________________________  Principal Accounting Officer
          Paul L. Hocevar

   /s/ Cornelia F. Eldridge         Director                          November 30, 1999
___________________________________
       Cornelia F. Eldridge

    /s/ Michael R. McClurg          Director                          November 30, 1999
___________________________________
        Michael R. McClurg

    /s/ William R. Tennison         Director                          November 30, 1999
___________________________________
        William R. Tennison

                                EXHIBIT INDEX

 Exhibit No.                            Description
 -----------                            -----------

   1.1       Form of Underwriting Agreement, as revised.*

   1.3       Agreement Among Underwriters.*

   1.4       Selling Dealers Agreement.*

   1.5       Underwriter's Warrant Agreement.*

   3.1 Restated and Amended Certificate of Incorporation of the registrant.*

   3.1A Form of 1999 Amended and Restated Certificate of Incorporation of the registrant.*

   4.1       Specimen common stock certificate.*

   4.2       Form of Subordinated Promissory Note.*

  5          Form of opinion of Jones & Keller, P.C.*

  10.1       Officer's Incentive Compensation Agreement.*

  10.2       Employment Agreement, as Amended and Restated and Proposed
             Addendum--D.E. Frey.*

  10.3       Proposed Form of Noncompetition and Nonsolicitation Agreement--
             Paul L. Hocevar and Larry Hayden.*

  10.4       1992 Stock Option Plan.*

  10.5       1995 Stock Purchase Plan.*

  10.6       Recruiting Agreement.*

  10.7       Form of Investment Professional's Independent Contractor
             Agreement.*

  10.8       Form of Branch Office Agreement.*

  10.9       DEF Fund LLC Operating Agreement.*

  10.10      CSC Clearing Agreement.*

  10.11      Senior Debt Agreement, May 1999.*

  10.12      Senior Debt Agreement, August 1999.*

  10.13      Senior Debt Pledge Agreement.*

  10.14      Bridge Loan Agreement.*

  21         Subsidiaries of registrant.*

  23.1       Consent of Hein + Associates LLP.

  23.2       Consent of Jones & Keller, P.C. (included in Exhibit 5).*

  24         Power of attorney (included on the signature page).

  27         Financial Data Schedule (per Appendix D).*

--------

 * Previously filed.